Table of Contents
                  Quitman Federal Savings and Loan Association
                                Quitman, Georgia

INTRODUCTION                                                                                                      1
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1.  OVERVIEW AND FINANCIAL ANALYSIS                                                                               3
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
   General Overview                                                                                               3
   History                                                                                                        4
   Strategic Direction                                                                                            4
   Balance Sheet Trends                                                                                           7
   Loan Portfolio                                                                                                10
   Securities                                                                                                    13
   Investments and Mortgage-Backed Securities                                                                    14
   Asset Quality                                                                                                 15
   Funding Composition                                                                                           17
   Asset/Liability Management                                                                                    19
   Net Worth and Capital                                                                                         20
   Income and Expense Trends                                                                                     21
   Subsidiaries                                                                                                  25
   Legal Proceedings                                                                                             25


2.  MARKET AREA ANALYSIS                                                                                         26
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   Market Area Demographics                                                                                      26
   Market area Deposit Characteristics                                                                           27


3.  COMPARISONS WITH PUBLICLY TRADED THRIFTS                                                                     28
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   Introduction                                                                                                  28
   Selection Screens                                                                                             28
   Selection Criteria                                                                                            30
   Comparable Group Profiles                                                                                     32
   Corporate Data                                                                                                37
   Key financial Data                                                                                            38
   Capital Data                                                                                                  39
   Asset Quality Data                                                                                            40
   Profitability Data                                                                                            41
   Income Statement Data                                                                                         42
   Growth Data                                                                                                   43
   Market Capitalization Data                                                                                    44
   Dividend Data                                                                                                 45
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                                                                                                             FinPro

   Pricing Data                                                                                                  46
   Earnings Data                                                                                                 47


4.  MARKET VALUE DETERMINATION                                                                                   48
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   Introduction                                                                                                  48
   Balance Sheet Strength                                                                                        49
   Asset Quality                                                                                                 50
   Earnings Quality, Predictability and Growth                                                                   51
   Market area                                                                                                   55
   Management                                                                                                    56
   Dividends                                                                                                     57
   Liquidity of the Issue                                                                                        58
   Subscription Interest                                                                                         59
   Recent Regulatory matters                                                                                     60
   Market for Seasoned Thrift Stocks                                                                             61
   Acquisition  Market                                                                                           65
   Adjustments to value                                                                                          70
   Valuation Approach                                                                                            71
   Valuation Conclusion                                                                                          74


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                                                                                                             FinPro

                                 List of Figures
                  Quitman Federal Savings and Loan Association
                                Quitman, Georgia

FIGURE 1 - CURRENT BRANCH LIST                                                                                    3
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART                                                                      7
FIGURE 3 - AVERAGE YIELDS AND COSTS                                                                               8
FIGURE 4 - KEY BALANCE SHEET DATA                                                                                 9
FIGURE 5 - KEY RATIOS                                                                                             9
FIGURE 6 - LOAN MIX AS OF SEPTEMBER 30, 1997 CHART                                                               10
FIGURE 7 - NET LOANS RECEIVABLE CHART                                                                            11
FIGURE 8 - LOAN MIX                                                                                              12
FIGURE 9 - SECURITIES CHART                                                                                      13
FIGURE 10 - INVESTMENT MIX                                                                                       14
FIGURE 11 - INVESTMENT PORTFOLIO MATURITY                                                                        14
FIGURE 12 - NON-PERFORMING ASSETS CHART                                                                          15
FIGURE 13 - NON-PERFORMING LOANS                                                                                 15
FIGURE 14 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART                                                   16
FIGURE 15 - DEPOSIT MIX                                                                                          17
FIGURE 16 - DEPOSIT AND BORROWING TREND CHART                                                                    18
FIGURE 17 - NET PORTFOLIO VALUE                                                                                  19
FIGURE 18 - CAPITAL ANALYSIS                                                                                     20
FIGURE 19 - NET INCOME CHART                                                                                     21
FIGURE 20 - SPREAD AND MARGIN CHART                                                                              22
FIGURE 21 - INCOME STATEMENT TRENDS                                                                              23
FIGURE 22 - PROFITABILITY TREND CHART                                                                            24
FIGURE 25 - POPULATION DEMOGRAPHICS                                                                              26
FIGURE 26 - DEPOSIT TRENDS AND MARKET SHARE TABLES                                                               27
FIGURE 28 - KEY FINANCIAL INDICATORS                                                                             35
FIGURE 29 - COMPARABLE CORPORATE DATA                                                                            37
FIGURE 30 - COMPARABLE KEY FINANCIAL DATA                                                                        38
FIGURE 31 - COMPARABLE CAPITAL DATA                                                                              39
FIGURE 32 - COMPARABLE ASSET QUALITY DATA                                                                        40
FIGURE 33 - COMPARABLE PROFITABILITY DATA                                                                        41
FIGURE 34 - COMPARABLE INCOME STATEMENT DATA                                                                     42
FIGURE 35 - COMPARABLE GROWTH DATA                                                                               43
FIGURE 36 - COMPARABLE MARKET CAPITALIZATION DATA                                                                44
FIGURE 37 - COMPARABLE DIVIDEND DATA                                                                             45
FIGURE 38 - COMPARABLE PRICING DATA                                                                              46
FIGURE 39 - COMPARABLE EARNINGS DATA                                                                             47
FIGURE 40 - ASSET QUALITY TABLE                                                                                  50
FIGURE 41 - NET INCOME CHART                                                                                     52
FIGURE 42 - SPREAD AND MARGIN CHART                                                                              53
FIGURE 43 - SNL THRIFT INDEX CHART                                                                               61
FIGURE 44 - HISTORICAL SNL INDEX                                                                                 62
FIGURE 45 - EQUITY INDICES                                                                                       63
FIGURE 46 - HISTORICAL RATES                                                                                     64
FIGURE 47 - DEALS FOR LAST TEN QUARTERS                                                                          65
FIGURE 48 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO BOOK                                                  66
FIGURE 49 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO TANGIBLE BOOK                                         67
FIGURE 50 - THRIFT ACQUISITION MULTIPLES, PRICE TO EARNINGS                                                      67
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                                                                                                            FinPro


FIGURE 51 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO ASSETS                                                68
FIGURE 52 - CURRENT THRIFT ACQUISITION MULTIPLES, PRICE TO DEPOSITS                                              68
FIGURE 53 - DEAL MULTIPLES                                                                                       69
FIGURE 54 - ACQUISITION TABLE                                                                                    69
FIGURE 55 - VALUE RANGE OFFERING DATA                                                                            72
FIGURE 56 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PROFORMA MIDPOINT                                         73
FIGURE 57 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PROFORMA SUPERMAX                                         73
FIGURE 58 - RECENT STANDARD CONVERSION PROFORMA MULTIPLES TO THE BANK'S PROFORMA MIDPOINT                        73
FIGURE 59 - RECENT STANDARD CONVERSION PROFORMA MULTIPLES TO THE BANK'S PROFORMA SUPERMAX                        73
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                                                                                                             FinPro


                                List of Exhibits
                  Quitman Federal Savings and Loan Association
                                Quitman, Georgia

 Exhibit
-----------

         1  Consolidated Statements of Financial Condition
         2  Consolidated Statements of Income
         3  Consolidated Statements of Changes in Net Worth
         4  Consolidated Statements of Cash Flows
         5  Selected Data on All Public Thrifts
         6  Industry Multiples
         7 Standard Conversions 1996 to Date - Selected Market Data 8 Appraisal Proforma September 30, 1997 - 12 Months Data
         9  Profile of FinPro, Inc.

--------------------------------------------------------------------------------
                                                                          FinPro

Conversion Valuation Appraisal Report                               Page:  1 - 1
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Introduction

This report represents FinPro, Inc.'s ("FinPro") independent appraisal of the estimated pro-forma market value of the common stock ( the "Common Stock") of Quitman Federal Savings and Loan Association (the "Bank" or "Quitman") in connection with the Plan of Conversion ("Conversion") of Quitman from a federally chartered mutual savings bank to a federally chartered stock savings bank. Pursuant to the Plan of Conversion, (i) the Bank will convert from a federally chartered savings bank organized in mutual form to a federally chartered savings bank organized in the stock form, (ii) the Bank will offer and sell shares of its common stock in a subscription and community offering.

It is our understanding that the Bank will offer its stock in a subscription and community offering to the Bank's Eligible Account Holders, to Supplemental Eligible Account Holders of the Bank, to Other Participants, to the board members, officers and employees of the Bank, and to the community. This appraisal has been prepared in accordance with Regulation 563b.7 and with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the financial statements of the Bank's operations for the years ended September 30, 1997 and September 30, 1996. We also reviewed the Bank's Application for Approval of Conversion including the Proxy Statement and the Company's Form S-1 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted due diligence analysis of the Bank and the Company (hereinafter, collectively referred to as "the Bank") and held due diligence related discussions with the Bank's management and board, Stewart, Fowler & Stalvey (the Bank's independent audit firm), Trident Securities, Inc. (the Bank's underwriter), and Malizia, Spidi, Sloane & Fisch, P.C. (the Bank's special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

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Conversion Valuation Appraisal Report                               Page:  1 - 2
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Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank's primary market area and reviewed the market area economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank's performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion on the Bank, operation and expected financial performance as they related to the Bank's estimated pro-forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank's assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the Conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro-forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro-forma market value of the Bank, appropriate adjustments to the estimated pro-forma market value will be made. The reasons for any such adjustments will be explained at that time.

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Conversion Valuation Appraisal Report                               Page:  1 - 3
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1.  Overview and Financial Analysis

-------------------------------------------------
|                                               |
|                  General Overview             |
|                                               |
-------------------------------------------------

The Bank after the Conversion, will be a federally chartered stock savings bank. As of September 30, 1997, the Bank had $39.2 million in total assets, $34.5 million in deposits, $33.3 million in net loans and $3.0 million in equity.

The following table shows the Bank's branch network as of September 30, 1997.

                         Figure 1 - Current Branch List


      Branch Office             Town          County         State
--------------------------------------------------------------------------------

 100 West Screven Street       Quitman        Brooks        Georgia

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Conversion Valuation Appraisal Report                               Page:  1 - 4
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-------------------------------------------------
|                                               |
|                      History                  |
|                                               |
-------------------------------------------------


o    Quitman Federal Savings & Loan was originally chartered in 1936.

o    The office was originally located in the law offices of Attorney J.B. Baum.

o    Moved offices into downstairs offices of Hotel Quitman.

o    Moved to present site at 100 West Screven St. in 1964.

o    Celebrated 60th Anniversary in 1996.




-------------------------------------------------
|                                               |
|                Strategic Direction            |
|                                               |
-------------------------------------------------


The Board of Directors of Quitman Federal Savings and Loan Association approved a plan ("the Plan") to convert from a federally chartered mutual savings bank into a federally chartered stock savings institution subject to approval by the Association's members. In connection with the plan, which includes the formation of a Holding Company, all of the capital stock of the Bank will be acquired by the Holding Company. The Holding Company will issue shares to depositors of the Bank, the community and the public at large. It is anticipated, for planning purposes that the initial public offering will raise gross proceeds of $5.0 million, based upon preliminary appraisal data for the midpoint of the value range. Conversion costs are estimated to be approximately $341 thousand at the midpoint.

The Board of Directors of the Bank believes that the savings bank to stock conversion is in the best interests of all parties associated with the bank. The resultant entity will:

     o    be financially stronger, primarily as a result of additional capital;

     o    be better positioned to compete in the markets the Bank serves;

     o    facilitate   possible    acquisition    opportunities   and   possible
          diversification;

     o    provide access to capital markets;

     o    allow for a wider array of products and services; and,

Conversion Valuation Appraisal Report                               Page:  1 - 5
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     o    provide  financial  capacity  to buy or  build  critical  mass  in new geographic markets or in the markets it currently serves.

The mutual to stock conversion also provides the Bank and its Holding Company the corporate flexibility to raise additional capital and further diversify into bank related activities when such opportunities or needs arise. The Bank can utilize the Holding Company structure to:

     o    form new subsidiaries;

     o purchase branches, acquire or merge with other banks, thrifts or financial services related company; and,

     o    repurchase its own stock without adverse tax consequences.

Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the conversion (subject to regulatory limitations and the Holding Company's financial condition) to take advantage of any such opportunity that may arise.

The following is a quick synopsis of the highlights of the planned conversion:

1.   Convert to stock with anticipated trading to begin in February 1998;

2. Raise approximately $5.0 million in gross proceeds ($4.7 million in net proceeds) with 50% of the proceeds being put into the Bank and the other 50% left at the Holding Company;

3.   Implement a new ESOP plan by purchasing 8%, or 40,000 shares;

4. Implement a new MRP plan by purchasing 4%, or 20,000 shares (in the aftermarket);

5. The Bank will repurchase stock at the rate of 0% for the first year, 5% for the second year, 5% for the third year, 10% for the fourth year, and 10% for the fifth year. The Bank reserves the right to apply for a waiver of the regulatory limits if certain economic conditions exist, such as closing the subscription at the maximum or supermaximum;

6. Based on regulatory factors and other considerations, consider the issuance of cash dividends based upon the financial performance of the Bank. The Plan, as currently drafted, includes annual cash dividends of $0.20 per share beginning twelve months after the conversion, growing to $0.31 per share in the last year, although the Bank reserves the right to not issue cash dividends at any time following the reorganization.

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Conversion Valuation Appraisal Report                               Page:  1 - 6
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7.   Management  recognizes  that  its  fiduciary  responsibility  will  require controlled, profitable growth to maintain the earnings of the Bank and appropriate capital levels. As such, if certain economic factors warrant, the Bank will explore the possibility of applying for a nontaxable capital distribution no sooner than eighteen months after the conversion. The economic conditions may include, but are not limited to, a possible oversubscription of the offering, limited deposit growth, or a change in the interest rate environment.

8.   The Bank will undertake an analysis to determine the feasibility of forming
     realty  and  construction   subsidiaries  for  the  purpose  of  developing
     additional housing in the Quitman area.

The net proceeds will also be utilized to purchase or lease additional branch facilities outside of the Quitman and to leverage, or grow the Bank in total assets over the five year planning period. The Bank will constantly monitor the economic, business and market benefits of share repurchases and reserves the right to apply for a waiver to repurchase at an even quicker rate should economic, business or market conditions warrant same. One example of a condition that could cause accelerated buybacks is if the Bank raised proceeds at the maximum or supermaximum, generating more capital than it could safely and soundly deploy.

The Business Plan calls for the following major thrusts over the five-year planning horizon:

     1. Converting to a stock institution to raise capital to fund growth opportunities and strengthen the capital position of the Bank;

     2.   Planned core business growth of the Bank;

     3.   Open one de-novo branch during October 1999;

     4. Explore the possible relocation of the main office in 1998 to an improved location, offering additional drive-up and ATM services, or alternately, refurbish the existing facility;

     5. Change in the loan mix toward adjustable mortgages and home equity products;

     6. Change of the funding mix toward core deposits and away from time deposits.

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Conversion Valuation Appraisal Report                               Page:  1 - 7
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-------------------------------------------------
|                                               |
|                Balance Sheet Trends           |
|                                               |
-------------------------------------------------


Since September 30, 1996, the Bank's balance sheet has grown $3.0 million or 8.35%. Retained earnings have increased $292 thousand from $2.7 million at September 30, 1996 to $3.0 million at September 30, 1997.

                  Figure 2 - Asset and Retained Earnings Chart

                                 $ in thousands
                  [GRAPHIC OMITTED - Chart Information follows]

                                        Sep-96         Sep-97
                                        ------         ------

                    Assets              $36,173        $39,192
                    Retained Earnings   $ 2,667        $ 2,959



Source:  Offering Prospectus

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Conversion Valuation Appraisal Report                               Page:  1 - 8
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Both the interest rate spread and margin have  increased  between  September 30,
1996 and September 30, 1997. The increase is due to both an increased yield on asset and a decreased cost of funds.

                       Figure 3 - Average Yields and Costs




-------------------------------------------------------------------------------------------------------------------------------
                                             At September 30,                     Year ended September 30,
                                          -------------------------------------------------------------------------------------
                                                     1997       |            1997            |              1996
                                          -------------------------------------------------------------------------------------
                                                       Weighted |                     Average|                         Average
                                               Actual  Average  | Average             Yield/ | Average                  Yield/
                                              Balance   Rate    | Balance  Interest    Cost  | Balance    Interest      Cost
                                          -------------------------------------------------------------------------------------
                                                                                    (Dollars in Thousands)
                                          -------------------------------------------------------------------------------------
Assets:
Interest-earning assets:
  Loans receivable                           $ 33,326     9.13%  $ 32,065   $ 2,942     9.18%  $ 29,351    $ 2,654      9.04%
  Mortgage-backed securities                      542     5.14%       140         8     5.71%         -          -      0.00%
  Investment securities                         3,309     5.94%     3,617       226     6.25%     3,732        216      5.79%
  Other earning assets                            548     5.26%       345        22     6.38%       671         37      5.51%
                                               ------     ----     ------     -----     ----     ------      -----      ----
    Total interest-earning assets              37,825     8.74%    36,167     3,198     8.84%    33,754      2,907      8.61%
Non-interest earning assets                     1,367               1,515                           897
                                                -----               -----     -----              ------      -----
  Total assets                               $ 39,192            $ 37,682   $ 3,198            $ 34,651    $ 2,907
                                             ========            ========   =======            ========    =======

Liabilities and Retained Earnings:
Interest-bearing liabilities:
 Deposits:
  NOW accounts                                  1,439     3.45%     1,488        49     3.29%     1,452         47      3.24%
  Savings accounts                              1,945     4.25%     2,185        82     3.75%     2,103         78      3.73%
  Money market accounts                             -     0.00%         -         -     0.00%         -          -      0.00%
  Certificates of deposit                      31,087     6.06%    29,427     1,782     6.06%    27,737      1,703      6.14%
  Other liabilities                             1,300     6.55%     1,175        65     5.53%       304         15      4.93%
                                               ------     ----     ------     -----     ----     ------      -----      ----
    Total interest-bearing liabilities         35,771     5.87%    34,275     1,978     5.77%    31,596      1,843      5.83%
Non-interest bearing liabilities                  463                 519                           428
                                               ------              ------     -----              ------
  Total liabilities                            36,234              34,794     1,978              32,024      1,843
                                               ======              ======     =====              ======      =====

Retained earnings                               2,958               2,888                         2,627
                                               ------              ------                        ------
  Total liabilities and retained earnings    $ 39,192            $ 37,682                      $ 34,651
                                             ========            ========                      ========

Net interest income                                                         $ 1,220                        $ 1,064
                                                                            =======                        =======
Interest rate spread                                      2.87%                         3.37%                           2.78%
                                                          ====                          ====                            ====
Net Yield on interest-earning assets                      3.18%                         3.31%                           3.15%
                                                          ====                          ====                            ====
Interest earning assets to interest
  bearing liabilities                                   105.74%                       105.52%                         106.83%
                                                        ======                        ======                          ======

-----------------------------------------------------------------------------------------------------------------------------

Source:  Offering Prospectus

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Conversion Valuation Appraisal Report                               Page:  1 - 9
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The following  tables set forth  certain  information  concerning  the financial position of the Bank along with selected ratios at the dates indicated.

                        Figure 4 - Key Balance Sheet Data

                                           At September 30,
                                         ---------------------
                                           1997       1996
                                         ---------------------
Selected Consolidated Financial Data:        (unaudited)
                                         ---------------------
Total amount of:
  Assets                                  $ 39,192     36,173
  Cash and cash equivalents                    657        765
  Loans receivable, net                     33,326     30,805
  Investment securities available-for-sale   3,046      1,781
  Investment securities held-to-maturity       805      1,663
  Savings deposits                          34,471     31,729
  Other borrowings                           1,300      1,200
  Total equity                               2,959      2,667

Number of:
  Full service offices                           1          1
--------------------------------------------------------------

Source:  Offering Prospectus


                             Figure 5 - Key Ratios

--------------------------------------------------------------------------------
                                                              Year Ended
                                                             September 30,
                                                        ---------------------
                                                             1997       1996
                                                        ---------------------
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets                                    0.70%      0.30%
Return on average equity                                    9.34%      3.93%
Ratio of average equity to average assets                   7.46%      7.58%
Retained earnings to total assets                           7.55%      7.38%
Net interest spread                                         3.07%      2.78%
Net interest margin                                         3.37%      3.15%
Average interest-earning assets to average
  interest-bearing liabilities                            105.52%    106.83%
Net interest income after provision for loan loss, to
  total noninterest expense                               145.07%    111.35%

Asset Quality Ratios:
Non-performing loans as a percent of total assets           1.22%      2.41%
Non-performing assets as a percent of total asset           1.38%      2.41%
Non-performing loans as a percent of total loans            1.43%      2.83%
Allowance for loan losses as a percent of loans             1.03%      0.68%
Allowance for loan losses to non-performing loan           72.54%     24.11%

--------------------------------------------------------------------------------

Source:  Offering Prospectus

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-------------------------------------------------
                    Loan Portfolio
-------------------------------------------------


The Bank originates primarily one-to-four family loans, although the Bank has diversified the portfolio on a limited basis over the last five years.

               Figure 6 - Loan Mix as of September 30, 1997 Chart


                     [GRAPHIC OMITTED - Plotted Pie Follows]

                         Consumer             2.50%
                         Share loans          1.35%
                         Construction        10.52%
                         FHLMC pools          0.01%
                         Non residential     15.52%
                         Multi-family         2.01%
                         Residential         68.09%

Source:  Offering Prospectus


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================================================================================


The Bank increased its lending portfolio by $2.5 million, from $30.8 million at September 30, 1996, to $33.3 million at September 30, 1997. The Bank's net loan to asset ratio was 85.03% at September 30, 1997.

                      Figure 7 - Net Loans Receivable Chart


                    [GRAPHIC OMITTED - Plotted Chart follows]
                                 $ in thousands


                                                  Sep-96         Sep-97
                                                  ------         ------

                    Loans receivable, net         $30,805        $33,326
                    Net loans to assets              85.2%         85.03%





Source:  Offering Prospectus


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================================================================================


Over the two year period presented below, the Bank's loan mix has shifted modestly away from one-to-four family real estate loans and toward construction and consumer loans.

                               Figure 8 - Loan Mix

------------------------------------------------------------------------------------------------------
                                                                         At September 30,
                                              --------------------------------------------------------
                                                              1997             |         1996
                                              --------------------------------------------------------
                                                      Amount         Percent   |  Amount      Percent
                                              --------------------------------------------------------
                                                                    (Dollars in Thousands)
------------------------------------------------------------------------------------------------------
Real estate loans:
  Conventional 1-4 family loans                     $23,656           68.09%    $23,717        70.43%
  Multi-family                                          699            2.01%        607         1.80%
  Commercial  real estate                             5,394           15.52%      5,083        15.09%
  Construction and land                               3,655           10.52%      3,142         9.33%
  FHLMC pools                                             4            0.01%          6         0.02%
Share loans                                             470            1.35%        476         1.41%
Consumer                                                867            2.50%        645         1.92%
                                                     ------          ------      ------       ------
Total loans receivable                               34,745          100.00%     33,675       100.00%
                                                     ------          ------      ------       ------

Less:
Loans in process                                      1,023                       2,609
Allowance for loan losses                               346                         210
Deferred loan origination fees and costs n losses        50                          52
                                                     ------                      ------
Loans receivable, net                               $33,326                     $30,805
                                                    =======                     =======

-----------------------------------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 13
================================================================================

-------------------------------------------------
|                                               |
|                     Securities                |
|                                               |
-------------------------------------------------


The Bank's security portfolio has grown $407 thousand since September 30, 1996.

                           Figure 9 - Securities Chart


                     [GRAPHIC OMITTED - Chart Plots follow]


                                Sep-96             Sep-97
                                ------             ------
            AFS securities      $1,781             $3,046
            HTM securities       1,663                805
                                 -----              -----
                 Total          $3,444             $3,851
                                ======             ======

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 14
================================================================================


-------------------------------------------------
|                                               |
|     Investments and Mortgage-                 |
|         Backed Securities                     |
|                                               |
-------------------------------------------------


The Bank has shifted its investment portfolio away from agencies and has begun to purchase U.S. Government securities and mortgage-backed securities.

                           Figure 10 - Investment Mix

--------------------------------------------------------------------------------
                                                             September 30,
                                                --------------------------------
                                                        1997     |      1996
                                                --------------------------------
                                                         (Dollars in Thousands)
--------------------------------------------------------------------------------

U.S. Government obligations                           $   904          $     -
Agency securities                                       2,405            3,444
                                                --------------------------------
       Total investment securities                      3,309            3,444

Interest-bearing deposits                                 548              679
FHLB stock                                                228              219
Mortgage-backed securities                                542                -
Mortgage-backed securities held-for-sale                    -                -
                                                --------------------------------
      Total investments                               $ 4,627          $ 4,342

--------------------------------------------------------------------------------

Source:  Prospectus Tables

                    Figure 11 - Investment Portfolio Maturity

------------------------------------------------------------------------------------------------------------------------------------
                                                                  At September 30, 1997
                   -----------------------------------------------------------------------------------------------------------------
                                                                        Due in
                   -----------------------------------------------------------------------------------------------------------------
                     One Year or Less   Between One and Five Years Between Five and Ten Years  More than Ten Years        Total
                   -------------------  -------------------------- --------------------------  -------------------        -----

                    Carrying   Average     Carrying    Average       Carrying      Average     Carrying   Average   Carrying Average
                     Value      Yield       Value       Yield         Value         Yield       Value      Yield      Value   Yield
                   ----------------------------------------------------------------------------------------------------------------
                                                                      (in Thousands)
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government
  obligations        $ 100       4.68%       $ 904       6.27%       $     -        0.00%        $ -       0.00%   $ 1,004    6.42%
Agency securities        -          0%       2,305       6.25%             -        0.00%          -       0.00%     2,305    6.25%
                     -----       ----      -------       ----         ------        ----       -----       ----    -------    ----
  Total investment
    securities         100       4.68%       3,209       6.26%             -        0.00%          -       0.00%     3,309    6.30%

Interest-bearing
  deposits             548       5.69%           -       0.00%             -        0.00%          -       0.00%       548    5.69%
FHLB stock             228       7.25%           -       0.00%             -        0.00%          -       0.00%       228    7.25%
Mortgage-backed
  securities             -       0.00%          -        0.00%             -        0.00%        542       5.13%       542    5.13%
                     -----       ----      -------       ----         ------        ----       -----       ----    -------    ----
  Total investments  $ 876       5.98%     $ 3,209       6.26%       $     -        0.00%      $ 542       5.13%   $ 4,627    6.07%

-----------------------------------------------------------------------------------------------------------------------------------


Source:  Prospectus Tables

Conversion Valuation Appraisal Report                              Page:  1 - 15
================================================================================

-------------------------------------------------
|                                               |
|                   Asset Quality               |
|                                               |
-------------------------------------------------


Non-performing loans have decreased from $871 thousand at September 30, 1996 to $477 thousand at September 30, 1997. As a percentage of assets, total non-performing assets have decreased from 2.41% at September 30, 1996 to 1.38% at September 30, 1997.

                     Figure 12 - Non-Performing Assets Chart


                     [GRAPHIC OMITTED - Chart Plots follow]
                                 $ in thousands


                                             Sep-96         Sep-97
                                             ------         ------

               Non-Performing Loans          $871           $477
               REO                              -             64
               NPAs to Pd End Assets         2.41%          1.38%


Source:  Offering Prospectus

                        Figure 13 - Non-Performing Loans

----------------------------------------------------------------- -------------------------------------

                                                                  At September 30, 1997
                                                                     ($ in thousands)
----------------------------------------------------------------- -------------------------------------

Non-performing loans                                                       $477
----------------------------------------------------------------- -------------------------------------

Real estate owned, net                                                      $64
----------------------------------------------------------------- -------------------------------------

       Total non-performing assets                                         $541
----------------------------------------------------------------- -------------------------------------

Non-performing loans as a percentage of total loans                       1.43%
----------------------------------------------------------------- -------------------------------------

Non-performing assets as a percent of total assets                        1.38%
----------------------------------------------------------------- -------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 16
================================================================================


The Bank has grown its allowance for loan and lease losses from $210 thousand at
September  30,  1996  to  $346   thousand  at  September   30,  1997.   ALLL  to
non-performing assets was 63.96% as of September 30, 1997.

         Figure 14 - Allowance for Possible Loan and Lease Losses Chart


                     [GRAPHIC OMITTED - Chart Plots follow]
                                 $ in thousands

                                    Sep-96              Sep-97
                                    ------              ------
                    ALLL            $210                $346
                    ALLL to NPA    24.11%              63.96%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 17
================================================================================

-------------------------------------------------
|                                               |
|                Funding Composition            |
|                                               |
-------------------------------------------------


The Bank's deposit mix as of September 30, 1997, is presented below. Time deposits comprise 90.17% of the deposit mix.

                             Figure 15 - Deposit Mix

     -------------------------------------------------------------------
                                At September 30, 1997
                                             Balance         Percentage
     Category                             in thousands       of Deposits
     -------------------------------------------------------------------

     NOW accounts                             $ 1,439           4.18%
     Regular Savings accounts                   1,945           5.65%

     Certificates of deposits:
     Term of 1-3 months                             1           0.01%
     Term of 4-6 months                         1,406           4.08%
     Term of 7-12 months                        9,978          28.90%
     Term of 13-24 months                       9,628          27.93%
     Term of 25-36 months                       2,176           6.32%
     Term of 36-48 months                       1,221           3.55%
     Term of 49-120 months                        344           1.00%
     Jumbo certificates                         6,333          18.37%

     Total deposits                          $ 34,471         100.00%
     -------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 18
================================================================================


Deposits have grown $2.7 million from $31.7 at September 30, 1996 to $34.5 million at September 30, 1997, or 8.64%. The Bank had $1.3 million in borrowings as of September 30, 1997.

                  Figure 16 - Deposit and Borrowing Trend Chart


                     [GRAPHIC OMITTED - Chart Plots follow]
                                 $ in thousands


                                         Sep-96         Sep-97
                                         ------         ------
                    Total Deposits      $31,729        $34,471
                    Borrowed Funds        1,200          1,300

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 19
================================================================================

-------------------------------------------------
|                                               |
|             Asset/Liability Management        |
|                                               |
-------------------------------------------------


The Bank manages its interest rate risk through normal balance sheet activities and does not utilize any hedging techniques. The following chart illustrates the Bank's net portfolio value at June 30, 1997, as calculated by the OTS.

                         Figure 17 - Net Portfolio Value


                      [GRAPHIC OMITTED - Chart Plots follow]


                               Net Portfolio Value
                                 $ in thousands


                          NPV
                                 -200              $3,472,000
                                 at par            $3,301,000
                                 +200              $3,120,000
                          Tangible Equity          $2,744
                          4% of Assets             $1,532



Source:  OTS Risk Management Division

Conversion Valuation Appraisal Report                              Page:  1 - 20
================================================================================

-------------------------------------------------
|                                               |
|              Net Worth and Capital            |
|                                               |
-------------------------------------------------


At September 30, 1997, the Bank had capital in excess of the minimum requirements for all three measures.

                          Figure 18 - Capital analysis

-------------------------------------------------------------------------
Regulatory Capital Position
                                                 At        Percent of
                                        September 30,1997  Adj. Assets
-------------------------------------------------------------------------
                                          $ in thousands

GAAP Capital                                     $2,959      7.55%
                                 ========================================

Tangible Capital
Actual capital                                   $2,953      7.54%
Regulatory requirement                             $588      1.50%
                                                  -----      ----
    Excess:                                      $2,365      6.04%
                                 ========================================
Core Capital
Actual capital                                   $2,953      7.54%
Regulatory requirement                           $1,176      3.00%
                                                 ------      ----
    Excess:                                      $1,777      4.54%
                                 ========================================
Risked-Based Capital
Actual capital                                   $3,299      14.25%
Regulatory requirement                           $1,852      8.00%
                                                 ------      ----
    Excess:                                      $1,447      6.25%
                                 ========================================

-------------------------------------------------------------------------

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 21
================================================================================

-------------------------------------------------
|                                               |
|             Income and Expense Trends         |
|                                               |
-------------------------------------------------


The Bank earned $263 thousand for the year ended September 30, 1997. The September 30, 1996 net income is skewed due to the one-time SAIF assessment of $186 thousand.

                          Figure 19 - Net Income Chart


                     [GRAPHIC OMITTED - Chart Plots follow]
                                 $ in thousands

                         Sep-96              Sep-97
                         ------              ------
                         $103                $263


Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 22
================================================================================


The following chart illustrates the Bank's spread and margin over the past two years.

                       Figure 20 - Spread and Margin Chart


                     [GRAPHIC OMITTED - Chart Plots follow]


                                   Sep-96              Sep-97
                                   ------              ------

                     Spread         2.78%               3.07%
                     Margin         3.15%               3.37%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 23
================================================================================

A summary of the Bank's income statement is presented below.



                       Figure 21 - Income Statement Trends

  ------------------------------------------------------------------------------

                                                           For the Nine Months
                                                           Ended September 30,
                                                      --------------------------
                                                             1997         1996
                                                      --------------------------
                                                             ($ In Thousands)
                                                      --------------------------
   Total interest Income                                   $ 3,198      $ 2,907
   Total interest expense                                    1,978        1,844
                                                            ------      -------
        Net interest income                                  1,220        1,063
   Provision for loan losses                                   136           36
                                                            ------      -------
   Net interest income after provision for loan losses       1,084        1,027
                                                            ------      -------

   Total non-interest income                                    45           49
   Total non-interest expense                                  747          922
                                                            ------      -------
   Income before taxes                                         382          154
                                                            ------      -------
   Income tax provision                                        119           51

   Net income                                               $  263      $   103
                                                            ======      =======
   -----------------------------------------------------------------------------



Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 24
================================================================================

The ROA and ROE have increased since September 30, 1996. The September 30, 1996 ratios are artificially skewed due to the $186 thousand one-time SAIF assessment and the September 30, 1997 ratio includes a one time provision of $100 thousand. On a core basis the ROA at September 30, 1997 would be 9.61% and the ROE would be 12.57%

                      Figure 22 - Profitability Trend chart


                     [GRAPHIC OMITTED - Chart Plots follow]


                              Sep-96                   Sep-97
                              ------                   ------
                     ROAA        .30%                     .70%
                     ROAE       3.93%                    9.34%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 25
================================================================================

-------------------------------------------------
|                                               |
|                    Subsidiaries               |
|                                               |
-------------------------------------------------


The Bank currently has no subsidiaries.


-------------------------------------------------
|                                               |
|                 Legal Proceedings             |
|                                               |
-------------------------------------------------


The Bank is not currently involved in any legal proceedings which with have a material effect on the financial statements of the Bank.

Conversion Valuation Appraisal Report                              Page:  1 - 26
================================================================================


2.  Market Area Analysis


-------------------------------------------------
|                                               |
|              Market Area Demographics         |
|                                               |
-------------------------------------------------


The following tables contain detailed demographics for the primary, secondary and tertiary market areas defined as 5, 10 and 20 mile radii, respectively. All data is from the 1990 census and Claritas, Inc.

                       Figure 25 - Population Demographics

                                                               5 Mile Radius           10 Mile Radius         20 Mile Radius
----------------------------------------------------------------------------------------------------------------------------
Population by Race                                                 6,874                   10,261                 91,245
White                                                              51.88%                   58.71%                 67.59%
Black                                                              45.89%                   38.98%                 29.59%
Hispanic                                                            1.43%                    1.68%                  1.61%
Asian & P.I.                                                        0.26%                    0.23%                  0.76%
Other                                                               0.54%                    0.64%                  0.63%

Households by income                                               2,558                    3,850                 33,555
Under $5,000                                                       15.36%                   13.61%                  9.15%
$5,000 to $14,999                                                  23.63%                   21.20%                 20.74%
$15,000 to $24,999                                                 22.81%                   22.32%                 18.73%
$25,000 to $34,999                                                 15.99%                   17.84%                 16.24%
$35,000 to $49,999                                                 12.56%                   14.32%                 14.99%
$50,000 to $74,999                                                  6.85%                    8.08%                 12.62%
$75,000 to $99,999                                                  0.74%                    0.62%                  3.11%
$100,000 to $149,999                                                1.63%                    1.54%                  1.85%
$150,000 or More                                                    0.44%                    0.47%                  2.57%

1997 Est. Average Household Income                              $ 25,828                 $ 27,397               $ 38,563
1997 Est. Median Household Income                               $ 19,829                 $ 21,802               $ 25,848
1997 Est. Per Capita Income                                     $  9,862                 $ 10,254               $ 14,547

median age                                                         34.32                    34.27                  31.75
average age                                                        37.22                    36.73                  34.29

Population
2002 Projection                                                    6,700                    9,884                 94,231
1997 Estimate                                                      6,874                   10,261                 91,245
Population 1990                                                    7,060                   10,703                 85,761
Population 1980                                                    7,304                   11,198                 80,227
Growth 1980 - 1990                                                 -3.34%                   -4.43%                  6.90%

Population 16+ by Occupation                                       2,538                    4,106                 36,786
Executive & Managerial                                              7.17%                    7.95%                  9.57%
Professional Specialty                                              8.26%                    8.23%                 12.21%
Technical Support                                                   1.45%                    1.82%                  2.90%
Sales                                                               9.21%                    9.43%                 12.62%
Administrative Support                                             10.37%                   11.05%                 13.14%
Service:  Private Household                                         0.78%                    0.88%                  0.66%
Service:  Protective                                                2.14%                    2.11%                  1.83%
Service:  Other                                                    13.57%                   11.94%                 12.08%
Farming Forestry & Fishing                                          7.45%                    9.35%                  5.08%
Precision Production & Craft                                       10.09%                   10.62%                 10.27%
Machine Operator                                                   17.59%                   14.93%                  9.89%
Trans. & Material Moving                                            4.45%                    5.44%                  4.39%
Laborers                                                            7.45%                    6.26%                  5.37%

Population by Education Level                                      4,226                    6,495                 50,448
Elementary                                                         21.68%                   20.09%                 14.02%
Some High School                                                   22.80%                   22.87%                 20.69%
High School Graduate                                               33.30%                   34.78%                 32.04%
Some College                                                        9.02%                    9.17%                 14.07%
Associates Degree Only                                              2.86%                    3.43%                  4.26%
Bachelors Degree Only                                               5.10%                    4.88%                  8.91%
Graduate Degree                                                     5.23%                    4.78%                  6.01%

Housing Units by Occupancy Status                                  2,671                    4,094                 33,414
Occupied                                                           91.56%                   90.96%                 90.56%
Vacant                                                              8.44%                    9.04%                  9.44%

Owner Occupied Property Values                                     1,048                    1,454                 12,586
Less than $25,000                                                  28.72%                   26.62%                 15.28%
$25- $49,999                                                       37.15%                   36.42%                 29.93%
$50 - $74,999                                                      19.34%                   22.10%                 28.06%
$75- $99,999                                                        9.95%                   10.25%                 15.48%
$100 - $149,999                                                     4.15%                    3.78%                  7.29%
$150 - $199,999                                                     0.51%                    0.47%                  2.11%
$200 - $399,999                                                     0.19%                    0.35%                  1.76%
More than $400,000                                                  0.00%                    0.00%                  0.11%

Unemployment                                                        4.27%                    3.66%                  3.86%

Source: Claritas

Conversion Valuation Appraisal Report                              Page:  1 - 27
================================================================================

-------------------------------------------------
|                                               |
|         Market area Deposit Characteristics   |
|                                               |
-------------------------------------------------


     Market Area

         There is a moderate level of competition for deposits in this market area, with 5 institutions operating 6 active branch offices competing for $104.6 million in deposits. This market has a very low average branch size of $17.4 million.

         The Bank's deposits have grown 13.65% between June 30, 1994 and June 30, 1996.

               Figure 26 - Deposit Trends and Market Share Tables

                                  ($ in 000's)

                                     Competition - Quitman -10 Mile Market Share
                                     Total Deposits    Mkt Share         $ Growth        % Growth     Avg Branch
                                       in Millions                                                    in Millions
Institution                               1996           1996           1994 - 1996     1994 - 1996      1996      Count
--------------------------------------------------------------------------------------------------------------------------
Bank of Quitman                            25.8           24.67%             1.3           5.31%         25.8        1
Brooks County FCU                           0.2            0.19%            -0.1         -33.33%          0.2        1
Citizens NB of Quitman                     34.4           32.89%             1.6           4.88%         17.2        2
Quitman FS&LA                              30.8           29.45%             3.7          13.65%         30.8        1
Thomas County FS&LA                        13.4           12.81%             1.3          10.74%         13.4        1
==========================================================================================================================
Total                                     104.6          100.00%             7.8           8.06%         17.4        6


Source:  FDIC, data

Conversion Valuation Appraisal Report                              Page:  1 - 28
================================================================================

3.  Comparisons With Publicly Traded Thrifts


-------------------------------------------------
|                                               |
|                    Introduction               |
|                                               |
-------------------------------------------------


This chapter presents an analysis of the Bank's operations against a Comparable Group of publicly traded savings institutions. The Comparable Group ("Comparable Group") was selected from a universe of 399 public thrifts as of December 8, 1997. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the fair market valuation of the Bank. Factors that influence the Bank's value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, interest rate risk and recent operating results can be measured against the Comparable Group. The Comparable Group current market pricing, coupled with the appropriate adjustments for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro-forma valuation of the Bank to-be-issued common stock.


-------------------------------------------------
|                                               |
|                 Selection Screens             |
|                                               |
-------------------------------------------------


When selecting the Comparables, it was determined that the balance sheet size of the institution was of greater importance than geography due to the importance economies of scale plays in a small organization.

The selection screens utilized to identify possible Comparables from the list of 399 public thrifts at December 8, 1997 included:

1. The IPO date had to be on or before June 30, 1996, eliminating any recent conversions.

2.   The conversion type had to be a full standard conversion.

3.   The total asset size had to be less than or equal to $100 million.

4.   The ROAA had to be less than or equal to 0.85%

5. The current price to tangible book multiple had to be less than or equal to 165%.

Conversion Valuation Appraisal Report                              Page:  1 - 29
================================================================================




This resulted in 12 institutions.

[GRAPHIC OMITTED]

Of these, two institutions were eliminated for the following reasons:

[GRAPHIC OMITTED]

This resulted in a comparable group of 10 institutions.

[GRAPHIC OMITTED]

Conversion Valuation Appraisal Report                              Page:  1 - 30
================================================================================


-------------------------------------------------
|                                               |
|                 Selection Criteria            |
|                                               |
-------------------------------------------------


Excluded from the Comparable Group were institutions that were pending mergers or acquisitions along with companies whose prices appear to be distorted by speculative factors or unusual operating conditions. Also, institutions that completed their conversions within the last year were also excluded as the earnings of newly converted institutions do not reflect a full years benefit from the reinvestment of proceeds, and thus the price/earnings multiples and return on equity measures for these institutions tend to be skewed upward and downward respectively.

In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. The goal of the selection criteria process is to find those institutions that most closely match those of the Bank. None of the Comparables selected will be exact clones of the Bank.

The members of the Comparable Group were selected based upon the following criteria:

               1.      Asset size

               2.      Profitability

               3.      Capital level

               4.      Asset mix

               5.      Operating strategy

               6.      Date of conversion

1. Asset size The Comparable Group should have a similar asset size to the Bank. Large institutions are not appropriate for the peer group due to a more extensive branch network, greater financial strength, more access to diverse markets and more capacity in terms of infrastructure. The Comparable Group ranged in size from $41.7 million to $97.3 million in total assets with an average of $71.9 million. The Bank's asset size was $39.2 million as of September 30, 1997 and will be $43.3 million on a proforma basis at the midpoint of the valuation range.

Conversion Valuation Appraisal Report                              Page:  1 - 31
================================================================================

2. Profitability The Comparable Group should have similar financial conditions and recent earnings that are comparable to the Bank. They should show a comparable return on equity and return on assets measures. As such, the Comparable Group have ROAAs averaging 0.31% and ROAEs averaging 1.49% for the most recent quarter available. The Comparable Group profitability measures had a dispersion about the mean for the ROAA measure ranging from a low of (0.86%) to a high of 0.80% while the ROAE measure ranged from a low of (10.59%) to a high of 6.60%. The Bank had an ROAA of (0.70%) and ROAE of (9.34%) for the year ended September 30, 1997.

3. Capital level The Comparable Group should have a capital level similar to the Bank's. Capital is important in that it is a determinant of asset size and regulatory rating. Institutions with capital in a similar range as the Bank were selected. The average equity to assets ratio for the Comparable Group was 14.09% with a high of 25.04% and a low of 8.65%. At September 30, 1997, the Bank had an equity to assets ratio of 7.55%. On a proforma basis, at the midpoint the Bank would have an equity to assets ratio of 16.23%.

4. Asset Mix The asset mix is very important in the selection criteria for Comparables. At September 30, 1997, the Bank had a total net loan to asset ratio of 85.03%. The average loan to asset ratio for the Comparables was 64.48%, ranging from a low of 51.58% to a high of 76.81%.

5. Operating strategy An institution's operating characteristics are important because they determine future performance. They also affect expected rates of return and investor's general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization, and non-financial factors such as management strategies and lines of business.

6. Date of conversion Recent conversions, those completed after June 30, 1996, were excluded since the earnings of a newly converted institution do not reflect a full year's benefits of reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report                              Page:  1 - 32
================================================================================

-------------------------------------------------
|                                               |
|             Comparable Group Profiles         |
|                                               |
-------------------------------------------------


         o Albion Banc Corp. ALBC is a SAIF insured thrift that operates 2 branches in New York state and has $68.6 million in assets. ALBC had the fourth highest efficiency ratio, 83.05%, primarily due to the second highest noninterest expense ratio, 3.20%, in the Comparable Group. ALBC was select based on asset size, lack of intangibles, dependence on net interest income, high efficiency ratio, number of offices and modest profitability.

         o Am Trust Capital Corp. ATSB is a SAIF insured institution that operates 2 branches in Indiana and is $69.7 million in assets. ATSB has the highest level of nonperforming loans in the Comparable Group, 2.70%. Am Trust also has the second highest efficiency ratio 88.42%. ATSB was selected to the Group based on asset size, level of capital, modest profitability, yield on assets, high efficiency ratio, level of intangibles, number of branches, and dependence on net interest income.

         o CSB Financial Group Inc. CSBF is a SAIF insured institution that operates 2 branches located in Centralia, Illinois. CSBF had the second lowest interest income as a percent of average assets of the Comparable Group, 6.68%, and the highest level of capital, 25.04%. CSB Financial was the only Comparable without any borrowings. CSBF had the highest level of intangibles 5.53%. It was selected as a Comparable based on its asset size, dependence on net interest income, low level of non-interest income, lack of borrowings, high efficiency ratio, number of branches, moderate reserve levels and moderate loan to asset ratio.

         o Falmouth Bancorp Inc. FCB has 2 branches and is a BIF insured institution located in Falmouth, Massachusetts. Falmouth is the second largest thrift in the Comparable Group with $93.9 million in assets. FCB has lowest loans to deposits ratio 72.81% and the highest level of reserves to non-performing loans 806.45%, along with the lowest level of nonperforming assets, 0.07%. Falmouth has the third highest margin in the Comparable Group, 3.70%, despite having the lowest yield on assets, 6.64%, which is mitigated by the lowest interest expense 3.03%. FCB was included in the Comparable Group based on its asset size, number of branches, lack of intangibles, modest level of borrowings, capital levels, modest profitability, and low yield on assets.

Conversion Valuation Appraisal Report                              Page:  1 - 33
================================================================================

         o First Financial Bancorp Inc. FFBI is a SAIF insured institution with 2 branches located in Belvidere, Illinois. FFBI had the highest deposit to asset ratio, 81.07%, the lowest equity to asset ratio, 8.65%, and the worst ROAA (0.86%) and ROAE (10.59%). First Financial also had the worst loan growth rate (100.44%). FFBI was included with the Comparable Group based on its size, loan to asset ratio, deposit to assets ratio, asset quality, ROAA and ROAE ratios, number of branches and lack of intangibles.

         o Gilmer Financial Svcs, Inc. GLMR is a SAIF insured institution that operates 1 office in Gilmer, Texas. GLMR has the highest efficiency ratio at 89.32%. GLMR had the second lowest ROAA and ROAE (0.52%) and (5.64%)respectively. Gilmer had the lowest margin 2.39%, despite having the highest asset yield, 7.78%, which was more than offset by the highest liability cost, 5.43%. GLMR was included in the Comparable Group based on its asset size, modest interest income, level of loans, lack of intangibles capital levels and capital levels.

          o   Home  Building   Bancorp.   HBBI  is  a  SAIF  insured,   Indiana
              institution that operates 2 branches. HBBI had assets of $41.7 million, the smallest in the Comparable Group. Home Building had the second highest asset yield, 7.58% and the second lowest efficiency ratio, 65.74%, in the Comparable Group. HBBI was included in the Comparable Group based on its asset size, lack of intangibles, number of branches, dependence on net interest income, low level of non-interest income, moderate level of non-performing assets, and high cost of funds.

          o Harvest Home Financial Corp. HHFC is a SAIF insured thrift that operates 3 offices in Cheviot, Ohio. HHFC had the highest level of borrowings 22.43%, and the highest ROAA and ROAE, 0.80% and 6.60%, respectively. Harvest Home had the second lowest level of nonperforming assets 0.11% and the lowest efficiency ratio 57.52% in the Comparable Group. HHFC was selected based on its balance sheet size, capital levels, number of branches, loan to asset ratio, lack of intangibles, high cost of funds and its dependence on net interest income.

          o Sobieski Bancorp Inc. SOBI is a SAIF insured institution that operates 3 branches and is based in South Bend, Illinois. SOBI had the highest loans to assets ratio, 76.81%, and the second highest loan growth rate, 22.17%, in the Comparable Group. Sobieski had no intangibles. SOBI was included in the Comparable Group based on its asset size, capital levels, modest profitability, lack of intangibles, limited branch network and modest noninterest income.

Conversion Valuation Appraisal Report                              Page:  1 - 34
================================================================================

          o SouthFirst Bancshares Inc. SZB is located in Sylacauga, Alabama and operates 2 branches. SouthFirst is one of two Comparables to trade on AMEX. SZB has the highest level of noninterest income, 1.51%, but also has the highest level of noninterest expense, 4.13%. SouthFirst was included due to its limited branch network, asset quality, high level of noninterest expense, modest profitability, lack of intangibles, high efficiency ratio and capital levels.

All data presented in figures 28 through 39 is from SNL Securities utilizing the most recent quarter for balance sheet and income statement related items. All data for the Bank is from the prospectus or the audited financials. The market pricing data for the Comparables is as of December 8, 1997.

Conversion Valuation Appraisal Report                              Page:  1 - 35
================================================================================

                      Figure 28 - Key Financial Indicators


                        The Bank and the Comparable Group

--------------------------------------------------------------- -------------------------- -------------------------

                                                                       The Bank at             Comparable Group
                                                                   September 30, 1997          Quarter Average
                                                                                                 (Most Recent
                                                                                                   Quarter)
--------------------------------------------------------------- -------------------------- -------------------------
Balance Sheet Data
--------------------------------------------------------------- -------------------------- -------------------------

Gross Loans to Deposits                                                  96.68%                     90.13%
--------------------------------------------------------------- -------------------------- -------------------------

Total Net Loans to Assets                                                85.03%                     64.48%
--------------------------------------------------------------- -------------------------- -------------------------

Deposits to Assets                                                       87.95%                     71.91%
--------------------------------------------------------------- -------------------------- -------------------------

Borrowed Funds to Assets                                                  3.32%                     12.89%
--------------------------------------------------------------- -------------------------- -------------------------



Balance Sheet Growth
--------------------------------------------------------------- -------------------------- -------------------------

Asset Growth Rate                                                         8.35%                     1.69%
--------------------------------------------------------------- -------------------------- -------------------------

Loan Growth Rate                                                          8.18%                    (0.75%)
--------------------------------------------------------------- -------------------------- -------------------------

Deposit Growth Rate                                                       8.64%                    (3.37%)
--------------------------------------------------------------- -------------------------- -------------------------



Capital
--------------------------------------------------------------- -------------------------- -------------------------

Equity to Assets                                                          7.55%                     14.09%
--------------------------------------------------------------- -------------------------- -------------------------

Tangible Equity to Assets                                                 7.54%                     13.98%
--------------------------------------------------------------- -------------------------- -------------------------

Intangible Assets to Equity                                               0.00%                     0.65%
--------------------------------------------------------------- -------------------------- -------------------------

Regulatory Core Capital to Assets                                         7.54%                     14.11%
--------------------------------------------------------------- -------------------------- -------------------------

Equity + Reserves to Assets                                               8.43%                     14.51%
--------------------------------------------------------------- -------------------------- -------------------------

Total Capital to Risk Adjusted Assets                                    14.25%                     27.86%
--------------------------------------------------------------- -------------------------- -------------------------

Conversion Valuation Appraisal Report                              Page:  1 - 36
================================================================================


------------------------------------------------------------- -------------------------- -------------------------

                                                                        The Bank               Comparable Group
--------------------------------------------------------------- -------------------------- -------------------------
Asset Quality
--------------------------------------------------------------- -------------------------- -------------------------

Non-Performing Loans to Loans                                             1.43%                     0.95%
--------------------------------------------------------------- -------------------------- -------------------------

Reserves to Non-Performing Loans                                         72.54%                    157.99%
--------------------------------------------------------------- -------------------------- -------------------------

Non-Performing Assets to Assets                                           1.38%                     0.68%
--------------------------------------------------------------- -------------------------- -------------------------

Non-Performing Assets to Equity                                          18.28%                     6.26%
--------------------------------------------------------------- -------------------------- -------------------------

Reserves to Loans                                                         1.03%                     0.66%
--------------------------------------------------------------- -------------------------- -------------------------

Reserves to Non-Performing Assets + 90 Days Del.                         63.96%                    152.69%
--------------------------------------------------------------- -------------------------- -------------------------



Profitability
--------------------------------------------------------------- -------------------------- -------------------------

Return on Average Assets                                                  0.70%                     0.31%
--------------------------------------------------------------- -------------------------- -------------------------

Return on Average Equity                                                  9.34%                     1.49%
--------------------------------------------------------------- -------------------------- -------------------------



Income Statement
--------------------------------------------------------------- -------------------------- -------------------------

Net Interest Margin                                                       3.07%                     3.24%
--------------------------------------------------------------- -------------------------- -------------------------

Interest Income to Average Assets                                         8.49%                     7.25%
--------------------------------------------------------------- -------------------------- -------------------------

Interest Expense to Average Assets                                        5.25%                     4.13%
--------------------------------------------------------------- -------------------------- -------------------------

Net Interest Income to Average Assets                                     3.24%                     3.12%
--------------------------------------------------------------- -------------------------- -------------------------

Noninterest Income to Average Assets                                      0.12%                     0.44%
--------------------------------------------------------------- -------------------------- -------------------------

Noninterest Expense to Average Assets                                     1.98%                     2.72%
--------------------------------------------------------------- -------------------------- -------------------------

Efficiency Ratio                                                         59.10%                     75.94%
--------------------------------------------------------------- -------------------------- -------------------------

Overhead Ratio                                                           57.59%                     73.34%
--------------------------------------------------------------- -------------------------- -------------------------

Source:  The Bank Offering Prospectus, FinPro calculations and SNL Securities
Note:  All of the Bank data is for the year ended September 30, 1997.
Note:  All of the Comparable data is as of the most recent quarter.

Conversion Valuation Appraisal Report                              Page:  1 - 37
================================================================================

-------------------------------------------------
|                                               |
|                   Corporate Data              |
|                                               |
-------------------------------------------------


                      Figure 29 - Comparable Corporate Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities


-------------------------------------------------

Conversion Valuation Appraisal Report                              Page:  1 - 38
================================================================================

                  Key financial Data
-------------------------------------------------


Selected balance sheet ratios for the Comparable Group are shown in the following table:

                    Figure 30 - Comparable Key Financial Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities


-------------------------------------------------

Conversion Valuation Appraisal Report                              Page:  1 - 39
================================================================================


                     Capital Data
-------------------------------------------------




                       Figure 31 - Comparable Capital Data


                                [GRAPHIC OMITTED]


Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 40
================================================================================


-------------------------------------------------
                  Asset Quality Data
-------------------------------------------------




                    Figure 32 - Comparable Asset Quality Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 41
================================================================================

-------------------------------------------------
                  Profitability Data
-------------------------------------------------




                    Figure 33 - Comparable Profitability Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 42
================================================================================

-------------------------------------------------
            Income Statement Data
-------------------------------------------------




                  Figure 34 - Comparable Income Statement Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 43
================================================================================

-------------------------------------------------
                     Growth Data
-------------------------------------------------




                       Figure 35 - Comparable Growth Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 44
================================================================================

-------------------------------------------------
              Market Capitalization Data
-------------------------------------------------




                Figure 36 - Comparable Market Capitalization Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 45
================================================================================

-------------------------------------------------
                    Dividend Data
-------------------------------------------------




                      Figure 37 - Comparable Dividend Data


                                [GRAPHIC OMITTED]

Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 46
================================================================================

-------------------------------------------------
                     Pricing Data
-------------------------------------------------




                       Figure 38 - Comparable Pricing Data


                                [GRAPHIC OMITTED]


Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 47
================================================================================

-------------------------------------------------
                   Earnings Data
-------------------------------------------------


                      Figure 39 - Comparable Earnings Data


                                [GRAPHIC OMITTED]


Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 48
================================================================================

4.  Market Value Determination


-------------------------------------------------
                     Introduction
-------------------------------------------------


The estimated pro-forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments delineated in this section are made from potential investors' viewpoints. A potential investor includes depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based, but the major ones utilized for purposes of this report include:

          o    Balance Sheet

          o    Asset Quality

          o    Earnings Quality, Predictability and Growth

          o    Market Area

          o    Management

          o    Dividends

          o    Liquidity of the Issue

          o    Subscription Interest

          o    Recent Regulatory Matters

          o    Market for Seasoned Thrift Stocks

          o    Acquisition Market

After identifying the adjustments that should be made to market value, the pro-forma market value for the Bank is computed and adjusted. The estimated pro-forma market value for the Bank is then compared with the market valuation ratios of the Comparable Group, recently converted public thrifts and the aggregate ratios for all public thrifts.

Conversion Valuation Appraisal Report                              Page:  1 - 49
================================================================================

-------------------------------------------------
|                                               |
|               Balance Sheet Strength          |
|                                               |
-------------------------------------------------


The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as bank liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. Following is a synopsis of the key financial elements of the Bank measured against the Comparable Group. The numbers utilized for the Bank in this comparison were on a pro-forma basis.

         Liquidity - The liquidity of the Bank and the Comparable Group appear similar and were sufficient to meet all regulatory guidelines.

         Capitalization - The Comparable Group's average equity to assets ratio of 14.09% is higher than the Bank's ratio of 7.55%, but will be below the Bank's pro forma equity to assets ratio of 16.23% at the midpoint of the valuation range.

         Asset Composition - The Bank's net loan to asset ratio of 85.03% is above the average for the Comparable Group of 64.48%.

         Funding Mix - The Bank is funded through deposits, borrowings and retained earnings. The Comparable Group had 12.89% of its funding base from borrowings while the Bank's ratio is 3.32%. The Bank's low level of borrowings leaves room for an additional funding source in the future.

         Intangible Levels - One of the most important factors influencing market values is the level of intangibles that an institution carries on its books. The Comparable Group has a limited level of intangibles averaging 0.65% of equity. Thrifts trade more on tangible book than on book. The Bank had no intangibles on its books at September 30, 1997.

         Interest Rate Risk - The Bank has a high level of interest rate risk on a cumulative gap basis, however, the net portfolio value is above the tangible equity level for all rate shocks.

Based on these factors, the Bank's market value should not be adjusted in comparison to the Comparable Group for these measures.

Conversion Valuation Appraisal Report                              Page:  1 - 40
================================================================================

-------------------------------------------------
|                                               |
|                   Asset Quality               |
|                                               |
-------------------------------------------------

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, REO and levels of ALLL in assessing the attractiveness of investing in the common stock of an institution.


                         Figure 40 - Asset Quality Table

--------------------------------------------------------------------------------
                            As of September 30, 1997
--------------------------------------------------------------------------------
                              Dollars in Thousands
Nonperforming Loans                                                 $477
REO                                                                  $64
ALLL                                                                $541
ALLL to Loans                                                      1.03%
ALLL to Nonperforming Loans                                       72.54%
--------------------------------------------------------------------------------


The Bank's ALLL to loans ratio of 1.03%, is above the Comparable Group's 0.66%. However, the ALLL to nonperforming loan ratio of 72.54% is less than half that of the Comparable Group's 157.99%. As the Bank's nonperforming assets to assets ratio of 1.38% is more than twice that of the Comparable Group's 0.68%, a slight downward adjustment is warranted for this element.

Conversion Valuation Appraisal Report                              Page:  1 - 51
================================================================================

-------------------------------------------------
|                                               |
|  Earnings Quality, Predictability and Growth  |
|                                               |
-------------------------------------------------


The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

         o     net interest income

         o     loan loss provision

         o     non-interest income

         o     non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report                              Page:  1 - 52
================================================================================



The Bank's earnings for September 30, 1996 reflect the one-time SAIF special assessment of $186 thousand and the September 30,1997 net income of $263 thousand reflects a one time loan loss provision of $100 thousand. Net income for the year ended September 30, 1996 would be $220 thousand if adjusted for the after tax effect of the one time assessment.

                          Figure 41 - Net Income Chart


                      [GRAPHIC OMITTED- Chart Plots follow]


                                         Sep-96         Sep-97
                                         ------         ------

                     Net Income           $103           $263
                     ROAA                  .30%           .70%

Source:  Offering Prospectus

Conversion Valuation Appraisal Report                              Page:  1 - 53
================================================================================

The Bank's net interest spread and margin increased in fiscal 1997.

                       Figure 42 - Spread and Margin Chart


                               Sep-96             Sep-97
                               ------             ------
          Spread                2.78%              3.07%
          Margin                3.15%              3.37%
Source:  Offering Prospectus


The Bank has been posted loan loss provisions sufficient to cover periodic charge-offs and to maintain solid reserve ratios. At September 30, 1997, the Bank had an allowance for loan and lease losses (ALLL) to total loans ratio of 1.03%, which is higher than that of the Comparable Group's 0.66%.

The Bank has generated less non-interest income than the Comparable Group. For the year ended September 30, 1997, the Bank had 0.12% of non-interest income to average assets compared to the Comparable average of 0.44%.

For the year ended September 30, 1997, the Bank had a non-interest expense to average assets ratio of 1.98% which was less than the 2.72% average of the Comparable Group. On a percentage basis, non-interest expense, net of non-interest income of 0.12%, is 1.86%, which puts the Bank at a 42 basis points advantage with respect to the Comparable Group's net of 2.28%.

Conversion Valuation Appraisal Report                              Page:  1 - 54
================================================================================

Currently, investors are focusing on earnings sustainability as the interest rate volatility has caused wide variation in income levels. With the intense competition for both assets and deposits, banks can not easily replace lost spread and margin with balance sheet growth.

Though the Bank has a nominal level of noninterest income and does not expect to undertake any fee generating business in the near term, the low level of noninterest expense provides the Bank with a ROA and ROE higher than the Comparable Group averages. It is anticipated, however, that the Bank will lose much of its competitive advantage in noninterest expense after the conversion as new expenses such as legal and amortization of benefit plans begin. Also, de novo branching for growth will increase operating expenses substantially. Therefore, no adjustment is warranted to the market value for earnings.

Conversion Valuation Appraisal Report                              Page:  1 - 55
================================================================================

-------------------------------------------------
|                                               |
|                    Market area                |
|                                               |
-------------------------------------------------


The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. Specifics on the Bank's market were delineated in Section 2 - Market Area Analysis.

Demographically, the Bank's markets are not favorable. Population in the market area declined over the past seventeen years and is projected to decline through the year 2002. The number of households is low and not expected to grow by more than 2% over the next five years. Median income in 1997 had the largest distributions in the $5,000 $14,999 and $15,000 to $25,000 ranges, indicating low levels of income. More than 20% of the households have no automobiles and over 65% have a value of less than $50,000.

The Bank's market has experienced a $7.8 million increase, or 8.06%, in deposits over the two year period ending June 30, 1996. Quitman's growth of $3.7 million contributed almost half of the market's total growth. The average branch size, however, indicates a high level of competition.

Based on these factors a slight downward adjustment is warranted for this factor since the Bank will have to substantially outperform other local institutions to attain growth in this market.

Conversion Valuation Appraisal Report                              Page:  1 - 56
================================================================================

-------------------------------------------------
|                                               |
|                     Management                |
|                                               |
-------------------------------------------------


The Bank has developed a good management team with considerable banking experience and length of service with the bank. The Bank, due to its size, does not have much depth in management which limits the strategic initiatives that the Bank may undertake. As the Comparables are of similar size, they face a similar problem.

The Board is active and oversees and advises on all key strategic and policy decisions. The organization chart appears reasonable for an institution of the Bank's size and complexity.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report                              Page:  1 - 57
================================================================================

-------------------------------------------------
|                                               |
|                    Dividends                  |
|                                               |
-------------------------------------------------


Historically, banks have not established dividend policies immediately at or after conversion to stock ownership. Rather, newly converted institutions, in general, have preferred to establish an earnings track record, fully invest the conversion proceeds, and allow for seasoning of the stock before establishing a dividend policy. In the late 1980's and early 1990's however, there has been a tendency toward initiating dividend policies concurrent with the conversion as a means of increasing the attractiveness of the issue and to utilize the proceeds.

The last few years have seen yet another shift away from dividend policies concurrent with conversion. Recent issues have been fully or over subscribing without the need for the additional enticement of dividends. After the conversion is another issue, however. Recent pressures on ROE and on internal rate of returns to investors has prompted the industry toward cash dividends. This trend is exacerbated by the lack of growth potential. Typically, when institutions are in a growth mode, they issue stock dividends or do not declare a dividend. When growth is stunted, these institutions shift toward reducing equity levels and thus utilize cash dividends as a tool in this regard.

Seven of the ten comparable institutions had declared dividends. The average dividend payout ratio for the Comparable Group was 28.73%, ranging from a high of 114.81% to a low of 0.00%.

The Bank will have the capital levels to afford to pay dividends. As such, no adjustment is indicated for this factor.

Conversion Valuation Appraisal Report                              Page:  1 - 58
================================================================================

-------------------------------------------------
|                                               |
|               Liquidity of the Issue          |
|                                               |
-------------------------------------------------


The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ or AMEX. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

The market capitalization values of the Comparable Group range from a low of $2.70 million to a high of $28.37 million with an average market capitalization of $11.56 million. The Bank expects to have $7.0 million of market capital at the midpoint on a pro-forma basis.

Based on the comparison with the Comparable Group and the above data, no adjustment appears warranted.

Conversion Valuation Appraisal Report                              Page:  1 - 59
================================================================================

-------------------------------------------------
|                                               |
|               Subscription Interest           |
|                                               |
-------------------------------------------------


The outcome of subscription offerings has been, historically, difficult to predict. Since 1992, however, the conversions have experienced robust subscription interest with the exception of late 1994 when the pricing multiples were high. During late 1994, many subscriptions had the need to resolicit due to lack of professional investor demand. During 1995, the investor demand returned and the subscription interest increased, primarily the result of lower market multiples. There were some offerings in July and June 1996 that went off at or below the midpoint, indicating a possible shift away from interest in thrift public offerings at that time. The vast majority of recent conversions have oversubscribed and gone off at the maximum or super-maximum.

Of more importance is the general strength of the aftermarket. Thrift stock prices have soared upwards in recent months (see Figure 40) and is showing strength across the board. Additionally, as shown in Exhibit 7, the most recent conversions (within the last 3 months) have demonstrated a strong price appreciation.

Recently,   there  were  two  deals   which  over   subscribed,   resulting   in
re-solicitations.

As such, an upward adjustment for subscription interest is warranted at this time.

Conversion Valuation Appraisal Report                              Page:  1 - 60
================================================================================

-------------------------------------------------
|                                               |
|             Recent Regulatory matters         |
|                                               |
-------------------------------------------------


As a result of large after-market price increases of conversions during 1993 and early 1994, the regulatory agencies have issued guidelines on appraisals for conversions. The regulators publicly indicated that only modest immediate after-market price increases are appropriate for converting institutions. The guidelines issued November 22, 1994, indicate that the reasonableness and adequacy of an appraisal will be partially judged by the immediate price movement of the conversion stock in the after-market, using a very short time frame of the second day of trading following closing. The guidelines further discuss that the average price appreciation for all IPOs has been between 10 and 15%, which was deemed to be too high.

At around the same time period, IPO pricing was elevated on a book basis and IPOs in late 1994 did not experience much appreciation. In fact, numerous IPOs actually depreciated. 1995 brought back lower premiums to book but they have been rising throughout 1996 to approximately the same levels as late 1994. 1997 has continued the trend with IPOs popping over 40% on average, for the first day of trading.

The recent interest in thrift IPOs has caused large oversubscriptions, which in turn have caused large price appreciations in the aftermarket. Recently, regulators have been indicating the need for increased pricing of new issues in the attempt lessen the aftermarket appreciation. Also, regulators have been concerned with capital redistributions from thrifts which have converted within the past three years. Regulatory agencies are publicly indicating that they will enforce the limits of stock buy backs to: 0% in the first year, 5% in the second year and 5% in the third year.

This threat to newly converted institutions, of not being able to use all of the capital markets tools available, will hurt the stocks attractiveness, as it will put them at a significant competitive disadvantage to the rest of the industry.

As such, a slight downward adjustment for this measure is warranted based on the uncertainty surrounding the regulatory environment.

Conversion Valuation Appraisal Report                              Page:  1 - 61
================================================================================

-------------------------------------------------
|                                               |
|       Market for Seasoned Thrift Stocks       |
|                                               |
-------------------------------------------------


Data for all public thrifts as of December 8, 1997 is provided in Exhibit 5. A common measure utilized as a proxy for the performance of the thrift industry is the SNL thrift index graphically shown below and tabularly shown on the following page:

                       Figure 43 - SNL Thrift Index Chart


                                [GRAPHIC OMITTED]



Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 62
================================================================================

                        Figure 44 - Historical SNL Index

-------------------------------------------------------------------------------------------------------------------
                                     SNL THRIFT INDEX MONTHLY PERFORMANCE
                                      January 2, 1992 to December 8, 1997
-------------------------------------------------------------------------------------------------------------------
                                  SNL       % Change     % Change    % Change    % Change    % Change     % Change
                                 Thrift        Since       Since        Since       Since       Since       Since
                    Date         Index       1/2/92       1/4/93      1/3/94     12/30/94    12/29/95     12/31/96
                    ----         -----       ------       ------      ------     --------    --------     --------
                   Jan-92         143.9         -            -           -           -           -            -
                   Jul-92         175.1        21.7%         -           -           -           -            -
                   Jan-93         201.1        39.7%         -           -           -           -            -
                   Jul-93         220.5        53.2%         9.6%        -           -           -            -
                   Jan-94         252.5        75.5%        25.6%        -           -           -            -
                   Jul-94         273.8        90.3%        36.2%        8.4%        -           -            -
                   Jan-95         256.1        78.0%        27.3%        1.4%        -           -            -
                   Jul-95         328.2       128.1%        63.2%       30.0%       28.2%        -            -
                   Jan-96         370.7       157.6%        84.3%       46.8%       44.7%        -            -
                   Jul-96         389.9       171.0%        93.9%       54.4%       52.2%        5.2%         -
                   Jan-97         520.1       261.4%       158.6%      106.0%      103.1%       40.3%         -
                   Jul-97         684.5       375.7%       240.4%      171.1%      167.3%       84.7%        31.6%
                08-Dec-97         799.6       455.7%       297.6%      216.7%      212.2%      115.7%        53.7%


Source:  SNL Securities

Conversion Valuation Appraisal Report                              Page:  1 - 63
================================================================================


                           Figure 45 - Equity Indices

                                [GRAPHIC OMITTED]



                        Index Comparisons
-------------------------------------------------------------------
                          SNL              S&P           DJIA
-------------------------------------------------------------------
              6/30/94    269.6            444.3         3,625.0
             12/30/94    244.7            459.3         3,834.4
              6/30/95    313.5            544.8         4,556.1
             12/29/95    376.5            615.9         5,117.1
              6/28/96    387.2            670.6         5,654.6
             12/31/96    483.6            740.7         6,448.3
              6/30/97    624.5            885.2         7,672.8
             12/8/97     799.6            982.4         8,110.8
-------------------------------------------------------------------



As the Figures 40 and 42 illustrate, the performance of the SNL index has been robust through 1992, 1993, 1994 and 1995. The dip in the index, occurring in late 1994, was the product of the interest rate rise during that period along with the overall uneasiness in the stock market in general. The rate scenario covering the same period as the SNL index can be seen in the following chart.

Conversion Valuation Appraisal Report                              Page:  1 - 64
================================================================================

                          Figure 46 - Historical Rates

                                [GRAPHIC OMITTED]



Source:  Prudential Bache Securities

As the graph demonstrates, the rate rise in late 1994 correlates closely to the fall in thrift prices. The drop in rates in 1995 was one of the primary drivers of the rapid rise in the SNL index. During 1996, rates increased slightly and then remained stable, fueling the rise in the conversion prices. 1997 has seen a continuation of this trend, with the average IPO pricing at 70.9%, 69.7%, 70.9%, and 73.6% of book value for the first, second, third, and fourth quarters of 1997, respectively.

Thrift pricing in general was robust in 1995 due to the falling interest rates, the industry consolidation and renewed earnings. Contrasting this view, in late 1994 investors faced shrinking spreads and margins due to rising rates and consolidation that was tailing off and slowing down. The blockbuster level of consolidations have led many investors to think that all institutions are fair game for acquisitions and prices have risen accordingly.

As Figure 45 and 46 show, in 1997, the SNL index has continued to increase as a result of the flat interest rate environment. In addition, the market continues to demonstrate evidence of acquisition speculation.

As such, a downward adjustment for this measure is warranted, as newly converted thrifts will not trade at the same multiples as seasoned thrifts because investors do not have a proven track record on which to base investment decisions. Additionally, newly converted thrifts need time to reinvest proceeds and leverage the capital raised in the IPO.

Conversion Valuation Appraisal Report                              Page:  1 - 65
================================================================================

-------------------------------------------------
                  Acquisition Market
-------------------------------------------------


The level of bank and thrift deals is cyclical, with banks peaking in the third quarter of each year and thrifts peaking in the second quarter. The overall trend, however, has been downward.



                     Figure 47 - Deals for Last Ten Quarters


                     [GRAPHIC OMITTED - Chart Plots follows]

          1995-2    1995-3    1995-4    1996-1    1996-2    1996-3    1996-4    1997-1    1997-2    1997-3    1997-4
          ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------

Bank      85        92        80        79        87        91        82        66        74        84        49
Thrift    35        27        22        22        29        21        19        25        31        17        21


Source:  SNL Securities
Note:  Figures for the fourth quarter of 1997 are through December 8, 1997.

Conversion Valuation Appraisal Report                              Page:  1 - 66
================================================================================


From 1994 through December 8, 1997, thrift deal prices remained high. As illustrated by the following graphs and tables, thrift deal prices as a multiple of book value and earnings continue to climb through December 8, 1997, for all thrifts and thrifts in the Mid-Atlantic region. The deal multiples for similar sized thrifts has declined on a book basis, but continues to increase on an earnings basis in 1997.

         Figure 48 - Current Thrift Acquisition Multiples, Price to Book

                        Historical Price to Book Analysis


                                [GRAPHIC OMITTED]

Conversion Valuation Appraisal Report                              Page:  1 - 67
================================================================================


    Figure 49 - Current Thrift Acquisition Multiples, Price to Tangible Book

                     Historical Price to Tangible Book Value

                                [GRAPHIC OMITTED]


           Figure 50 - Thrift Acquisition Multiples, Price to Earnings

                      Historical Median Price to Earnings

                                [GRAPHIC OMITTED]

Conversion Valuation Appraisal Report                              Page:  1 - 68
================================================================================

        Figure 51 - Current Thrift Acquisition Multiples, Price to Assets

                           Histroical Price to Assets

                                [GRAPHIC OMITTED]


       Figure 52 - Current Thrift Acquisition Multiples, Price to Deposits

                          Historical Price to Deposits

                                [GRAPHIC OMITTED]

Conversion Valuation Appraisal Report                              Page:  1 - 69
================================================================================


                                            Figure 53 - Deal Multiples


             -------------------------------------------------------------------------------------------------
             Median Price to LTM Earnings                        1994        1995        1996      1997 YTD
             Thrifts - Nationwide                                13.8        18.6        17.7        25.3
             Thrifts - Mid-Atlantic                              13.3        17.9        17.0        21.7
             Thrifts - Deal Value less than 10 Million           14.7        23.9        18.9        48.2
             Average Price to Book
             Thrifts - Nationwide                               154.5        144.7       149.5       180.3
             Thrifts - Mid-Atlantic                             153.9        156.5       156.9       198.4
             Thrifts - Deal Value less than 10 Million          143.8        134.5       145.6       137.4
             Average Price to Tangible Book
             Thrifts - Nationwide                               158.9        149.1       153.6       185.2
             Thrifts - Mid-Atlantic                             160.4        157.6       159.4       204.1
             Thrifts - Deal Value less than 10 Million          145.3        135.0       145.6       137.4
             Average Price to Assets
             Thrifts - Nationwide                                13.9        14.8        15.0        18.2
             Thrifts - Mid-Atlantic                              13.2        15.3        17.7        16.5
             Thrifts - Deal Value less than 10 Million           10.6        12.1        14.0        15.8
             Average Price to Deposits
             Thrifts - Nationwide                                17.1        19.2        19.9        24.4
             Thrifts - Mid-Atlantic                              16.2        20.3        24.5        25.2
             Thrifts - Deal Value less than 10 Million           12.3        15.3        16.7        19.3
             -------------------------------------------------------------------------------------------------


Currently there are no pending acquisitions in Georgia. The acquisition multiples associated with all deals are shown below.

                          Figure 54 - Acquisition Table


                                    At Announcement Offer Divided By
                                    --------------------------------

                                Book Value                       LTM EPS
                                ----------                       -------

Pending Merger Median              192%                           25.9x

Completed Merger Median            201%                           23.6x
Source: SNL Securities

A slight downward adjustment is warranted for this factor at time of conversion, since new conversions are not readily available for acquisition for well over one year from the date of conversion and since the market prices of the Comparables already have this acquisition premium built in their prices.

Conversion Valuation Appraisal Report                              Page:  1 - 70
================================================================================

-------------------------------------------------
|                                               |
|            Adjustments to value               |
|                                               |
-------------------------------------------------


Overall,  FinPro  believes  that the  Bank  pro-forma  market  value  should  be
discounted   relative  to  the  Comparable   Group,   reflecting  the  following
adjustments.

Key Valuation Parameters                                    Valuation Adjustment
----------------------------------------------------------- --------------------

Balance Sheet Strength                                      No Adjustment

Asset Quality                                               Slight Downward

Earnings Quality                                            No Adjustment

Market Area                                                 Slight Downward

Management                                                  No Adjustment

Dividends                                                   No Adjustment

Liquidity of the Issue                                      No Adjustment

Subscription Interest                                       Upward

Recent Regulatory Matters                                   Slight Downward

Market for Seasoned Thrift Stocks                           Downward

Acquisition Market                                          Slight Downward


As a result of all the factors discussed, a full offering discount of approximately 40% from the average trading values of the comparable companies appears to be reasonable.

Conversion Valuation Appraisal Report                              Page:  1 - 71
================================================================================

-------------------------------------------------
|                                               |
|               Valuation Approach              |
|                                               |
-------------------------------------------------


In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro-forma market value approach, four key pricing multiples were considered. The four multiples include:

         Price to earnings ("P/E")

         Price to tangible book value ("P/TB")

         Price to book value ("P/B")

         Price to assets ("P/A")

All of the approaches were calculated on a pro-forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibits 8 and 9.

To ascertain the pro-forma estimated market value of the Bank, the market multiples for the Comparable Group, all publicly traded thrifts and the recent (1996 to date) standard conversion group were assessed.

Since thrift earnings in general have had a high degree of volatility over the past decade, the P/B approach had gained in importance and is utilized frequently as the benchmark for market value. It is interesting to note that the P/B approach is more of a benchmark than a reliable valuation technique. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Most recently, the P/E approach has regained favor among investors.

The evidence of the movement towards the P/E Multiple can be seen in the acquisition, trading and IPO markets. The P/LTM EPS multiple for the pending acquisitions is 25.9x, for all public thrifts the trading P/LTM is 19.44x and for recent IPO's is 25.3x.

As such, in estimating the market value for the Bank, the most emphasis was placed on the P/E approach. The P/B and P/TB were given much less weight and the P/A ratio was not given much weight at all.

In terms of the market multiples, most weight was given to the Comparable Group and the recent (1997 to date) standard conversions. Less weight was ascribed to all public thrifts and all Georgia thrifts. The multiples for the Comparable Group, all publicly traded thrifts, and Georgia publicly traded thrifts are shown in Exhibit 6.

Conversion Valuation Appraisal Report                              Page:  1 - 72
================================================================================


Based upon the approximately 40% discount defined in the section above, the Bank pricing at the midpoint is estimated to be $5,000,000. Based upon a range below and above the midpoint value, the relative values are $4,250,000 at the minimum and $5,750,000 at the maximum respectively. At the supermaximum of the range the offering value would be $6,612,500.

At the various levels of the estimated value range, the offering would result in the following offering data:

                      Figure 55 - Value Range Offering Data


                                [GRAPHIC OMITTED]



Source:  FinPro Inc. Proforma Model

Conversion Valuation Appraisal Report                              Page:  1 - 73
================================================================================


This equates to the following multiples:

    Figure 56 - Comparable Pricing Multiples to the Bank's Proforma Midpoint

                                         Comparables
                                    -----------------------------------------------------------------------
                                                     Price Relative to
                                    -----------------------------------------------------------------------
                                    Earnings               Book            Tangible Book            Assets
                                    -----------------------------------------------------------------------
The Bank (at midpoint)                12.99                71.23%               71.23%               11.56%
-----------------------------------------------------------------------------------------------------------
Comparable Group Median               33.53               114.22%              114.22%               15.63%
-----------------------------------------------------------------------------------------------------------
(Discount) Premium                   -61.26%              -37.64%              -37.64%              -26.04%
-----------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations


    Figure 57 - Comparable Pricing Multiples to the Bank's Proforma Supermax

                                    -----------------------------------------------------------------------
                                                     Price Relative to
                                    -----------------------------------------------------------------------
                                    Earnings               Book            Tangible Book            Assets
                                    -----------------------------------------------------------------------
The Bank (at supermax)                15.63                78.74%               78.74%               14.82%
-----------------------------------------------------------------------------------------------------------
Comparable Group Median               33.53               114.22%              114.22%               15.63%
-----------------------------------------------------------------------------------------------------------
(Discount) Premium                   -53.39%              -31.06%              -31.06%               -5.18%
-----------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations


            Figure 58 - Recent Standard Conversion Proforma Multiples
                        to the Bank's Proforma Midpoint

                                    -----------------------------------------------------------------------
                                                     Price Relative to
                                    -----------------------------------------------------------------------
                                    Earnings               Book            Tangible Book            Assets
                                    -----------------------------------------------------------------------
The Bank (at midpoint)                12.99                71.23%               71.23%               11.56%
-----------------------------------------------------------------------------------------------------------
Recent Standard Conversions           21.30                71.93%               71.90%               17.00%
-----------------------------------------------------------------------------------------------------------
(Discount) Premium                   -39.01%               -0.97%               -0.93%              -32.00%
-----------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations

            Figure 59 - Recent Standard Conversion Proforma Multiples
                        to the Bank's Proforma Supermax

                                    -----------------------------------------------------------------------
                                                     Price Relative to
                                    -----------------------------------------------------------------------
                                    Earnings               Book            Tangible Book            Assets
                                    -----------------------------------------------------------------------
The Bank (at the supermax)            15.63                78.74%               78.74%               14.82%
-----------------------------------------------------------------------------------------------------------
Recent Standard Conversions           21.30                71.93%               71.90%               17.00%
-----------------------------------------------------------------------------------------------------------
(Discount) Premium                   -26.62%                9.47%                9.51%              -12.82%
-----------------------------------------------------------------------------------------------------------

Source:  FinPro Calculations




As the tables above demonstrate, a discount of approximately 40% is applied to the Bank relative to the Comparable Group. When compared to recent standard conversions, the Bank is priced at a discount on both an earnings basis and on a book basis.

In figure 55, the Recent Conversion multiple is based on public offerings which have typically subscribed at the supermaximum. Figure 56 adjusts for this factor by calculating the discount or premium in comparison to the Bank's multiples at the supermaximum.

Conversion Valuation Appraisal Report                              Page:  1 - 74
================================================================================

-------------------------------------------------
|                                               |
|              Valuation Conclusion             |
|                                               |
-------------------------------------------------


It is, therefore, our opinion that as of December 19, 1997, the estimated pro-forma market value of the Bank in a full offering was $5,000,000 at the midpoint of a range with a minimum of $4,250,000 to a maximum of $5,750,000 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or supermaximum value in a full offering is $6,612,500. The stock will be issued at $10.00 per share.

Pro-forma comparisons of the Bank's value range with the Comparable Group, all public thrifts, Georgia public thrifts and the recent standard conversion group is shown in Exhibit 8.

                                    Exhibit 1
                 Consolidated Statements of Financial Condition

---------------------------------------------------------------------------------------------------------------------------

                                     Assets                                                     At September 30,
                                     ------                                      ------------------------------------------
                                                                                               1997                 1996
                                                                                 ------------------------------------------
Assets:
Cash and cash equivalents:
  Cash and amounts due from banks                                                           $ 108,650             $ 86,461
  Interest-bearing deposits in other banks                                                    548,158              678,789
                                                                                            ---------             --------
    Total cash and cash equivalents                                                           656,808              765,250

Investment securities:
Available-for-sale ( Fair value $3,046,109 in 1997 and $1780,825 in 1996)                   3,046,109            1,780,875
Held-to-maturity ( Fair value $801,061 in 1997 and  1,642,828 in 1996)                        804,706            1,663,271
Loans receivable                                                                           33,325,719           30,805,187
Office properties and equipment, net                                                          322,527              310,921
Real Estate and other property acquired in settlement of loans                                 63,915                    -
Accrued interest recievable                                                                   381,218              370,047
Investment required by lawstock in FHLB, at cost                                              227,700              219,100
Cash value of life insurance                                                                  218,106              109,419
Other assets                                                                                  145,356              148,978
                                                                                         ------------         ------------

      Total assets                                                                       $ 39,192,164         $ 36,173,048
                                                                                         ============         ============

                           Liabilities and Net Worth
                           -------------------------

Liabilities:
------------
Deposits                                                                                 $ 34,470,803         $ 31,728,963
Advances from FHLB                                                                          1,300,000            1,200,000
Accrued interest payable                                                                      272,346              253,272
Income taxes payable                                                                          114,766               60,015
Other liabilities                                                                              75,696              263,958
                                                                                         ------------         ------------

      Total liabilities                                                                    36,233,611           33,506,208

Equity:
-------
Retained earnings                                                                           2,952,560            2,689,761
Net unrealized gains(losses) on Available-for-sale securities                                   5,993              (22,921)
                                                                                         ------------         ------------

      Total equity                                                                          2,958,553            2,666,840
                                                                                         ------------         ------------

      Total Liabilities and Retained earnings                                            $ 39,192,164         $ 36,173,048
                                                                                         ============         ============

---------------------------------------------------------------------------------------------------------------------------

Source:  Audited Financial Statements

                                    Exhibit 2
                        Consolidated Statements of Income
                                   $ in 000's

----------------------------------------------------------------------------------------------

                                                                     For the Years Ended
                                                                         Septeber 30,
                                                           -----------------------------------
                                                                     1997             1996
                                                           -----------------------------------
Interest income:
  Loans receivable:
    First mortage loans                                         $ 2,833,489       $ 2,616,633
    Consumer and other loans                                        108,748            38,644
  Interest on FHLMC pool                                                219               636
  Investment securities                                             233,416           214,266
  Interest-bearing deposits                                          21,552            37,560
  Federal funds sold                                                    520                 -
                                                                  ---------         ---------
       Total interest income                                      3,197,944         2,907,739

Interest and dividend expense:
  Deposits                                                        1,913,045         1,828,770
  Interest on Federal Home Loan Bank advances                        65,418            14,900
       Total interest expense                                     1,978,463         1,843,670

Net interest income before provision for loan losses              1,219,481         1,063,069

Provision for loan losses                                           136,000            36,000
                                                                  ---------         ---------

Net interest income after provision for loan losses               1,083,481         1,027,069

Noninterest income:
  Other income                                                       45,536            49,196
  Gain/(loss) on sale of securities                                    (133)                -
                                                                  ---------         ---------
     Total non-interest income                                       45,403            49,196

Noninterest expense:
  Compensation                                                      255,966           221,056
  Other personnel expenses                                          150,382           138,188
  Occupancy expenses                                                 22,900            22,042
  Furniture & equipment expenses                                     69,892            67,268
  Federal deposit insurance                                          29,553            69,874
  Special SAIF assessment                                                 -           185,647
  Other operating expenses                                          218,181           218,283
                                                                  ---------         ---------
     Total noninterest expense                                      746,874           922,358

Income before provision for income taxes                            382,010           153,907

Provision for income taxes                                          119,211            50,621

Net income                                                        $ 262,799         $ 103,286
                                                                  =========         =========

----------------------------------------------------------------------------------------------

Source:  Audited Financial Statements

                                    Exhibit 3
                 Consolidated Statements of Changes in Net Worth

-------------------------------------------------------------------------
                                              Year ended September 30,
                                           ------------------------------

                                               1997              1996
                                               ----              ----

Balance, October 1                         $ 2,689,761       $ 2,586,475

Net income                                     262,799           103,286
                                           -----------       -----------

Balance, September 30                      $ 2,952,560       $ 2,689,761
                                           ===========       ===========

-------------------------------------------------------------------------
Source:  Audited Financial Statements

                                    Exhibit 4
                      Consolidated Statements of Cash Flows

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                    For the Years Ended
                                                                                                        September 30,
                                                                                   ----------------------------------------------
                                                                                                  1997                   1996
                                                                                   ----------------------------------------------

Cash flows from operating activities:
   Net income                                                                                  $   262,799           $   103,286
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation                                                                                  41,067                42,601
      Provision for loan losses                                                                    136,000                36,000
      Increase (Decrease) in deferred income tax benefit                                           (51,972)               (1,185)
                                                                                               -----------           -----------
      Amortization (Accretion) of securities and loan                                               11,022                 9,856

Changes in assets and liabilities:
     (Increase ) Decrease in accrued interest receivable                                           (11,171)              (39,840)
     Increase (Decrease) in accrued interest payable                                                19,074               (16,116)
     Increase (Decrease) in other liabilites                                                      (188,262)              208,601
     Increase (Decrease) in income taxes payable                                                    60,483                 2,934
     (Increase) Decrease in other assets                                                            49,862               (47,383)
                                                                                               -----------           -----------
     Net cash provided by operating activities                                                     328,902               298,754

Cash flows from investing activities:
  Capital expenditures                                                                             (52,673)              (22,478)
  Purchase of available-for-sale securities                                                     (1,740,910)           (1,408,307)
  Purchase of held-to-maturity securities                                                                -              (864,994)
  Proceeds from sale of foreclosed property                                                              -                86,733
  Proceeds from maturity of held-to-maturity securities                                            300,000             1,050,000
  Net (increase) decrease in loans                                                              (2,720,447)           (2,961,051)
  Purchase of stock in Federal Home Loan Bank                                                       (8,600                     -
  Principal collected on mortage-backed securities                                                   2,289                     -
  Proceeds from sale of available-for-sale securities                                              400,063                     -
  Proceeds from sale of held-to-maturity securities                                                549,781               777,874
  Proceeds from maturity of available-for-sale securities                                          100,000               550,000
  Increase in cash value of life insurance                                                        (108,687)             (109,419)
                                                                                               -----------           -----------
     Net cash used in investing activities                                                      (3,279,184)           (2,901,642)

Cash flows from financing activities:
  Net increase (decrease) in deposits                                                            2,741,840             1,965,769
  Proceeds from FHLB advances                                                                      100,000               700,000
                                                                                               -----------           -----------
     Net cash provided by financing activities                                                   2,841,840             2,665,769

Increase (decrease) in cash and cash equivalents                                                  (108,442)               62,881

Cash and cash equivalents, beginning of year                                                       765,250               702,369
                                                                                               -----------           -----------
Cash and cash equivalents, end of year                                                         $   656,808           $   765,250
                                                                                               ===========           ===========

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
      Income taxes net of refunds                                                              $    60,000           $    27,806
      Interest                                                                                   1,959,389             1,659,786
---------------------------------------------------------------------------------------------------------------------------------

Source:  Audited Financial Statements

Exhibit 5

                      Selected Data on all Public Thrifts

                                   [OMITTED]

Exhibit 6

                               Industry Multiples
                      Pricing Data as of December 8, 1997

                                   [OMITTED]

Exhibit 7

                      Standard Conversions - 1996 to Date
                              Selected Market Data
                           Market Data as of 12/08/97

                                   [OMITTED]

Exhibit 8                                              Appraisal - No Foundation


                  Quitman Federal Savings and Loan Association
                 Pro-Forma Analysis Sheet - Twelve Months Ended
                               September 30, 1997
                                Includes SOP 93-6

                                                   -----------------------------------------------------------------------
                                                       Minimum          Midpoint           Maximum        Supermaximum
                                                   -----------------------------------------------------------------------

Price-Earnings Ratio
--------------------------------------------------------------------------------------------------------------------------
Comparable                                  Mean  |                                47.90
                                           Median |                                33.53
--------------------------------------------------------------------------------------------------------------------------
State                                       Mean  |                                40.23
                                                  |-----------------------------------------------------------------------
                                           Median |                                24.22
--------------------------------------------------------------------------------------------------------------------------
National                                    Mean  |                                23.23
                                                  |-----------------------------------------------------------------------
                                           Median |                                19.44
--------------------------------------------------------------------------------------------------------------------------
Recent Conversion                           Mean  |                                22.31
                                                  |-----------------------------------------------------------------------
                                           Median |                                21.30
--------------------------------------------------------------------------------------------------------------------------
Bank                                        Mean  |              11.49             12.99             14.29          15.63
--------------------------------------------------------------------------------------------------------------------------

Price-Book Ratio
--------------------------------------------------------------------------------------------------------------------------
Comparable                                  Mean  |                               110.54%
                                                  |-----------------------------------------------------------------------
                                           Median |                               114.22%
--------------------------------------------------------------------------------------------------------------------------
State                                       Mean  |                               184.94%
                                                  |-----------------------------------------------------------------------
                                           Median |                               170.03%
--------------------------------------------------------------------------------------------------------------------------
National                                    Mean  |                               171.50%
                                                  |-----------------------------------------------------------------------
                                           Median |                               156.91%
--------------------------------------------------------------------------------------------------------------------------
Recent Conversion                           Mean  |                                71.06%
                                                  |-----------------------------------------------------------------------
                                           Median |                                71.93%
--------------------------------------------------------------------------------------------------------------------------
Bank                                        Mean  |              66.67%            71.23%            75.02%         78.74%
--------------------------------------------------------------------------------------------------------------------------

Price-Tangible Book Ratio
--------------------------------------------------------------------------------------------------------------------------
Comparable                                  Mean  |                               111.23%
                                                  |-----------------------------------------------------------------------
                                           Median |                               114.22%
--------------------------------------------------------------------------------------------------------------------------
State                                       Mean  |                               200.97%
                                                  |-----------------------------------------------------------------------
                                           Median |                               170.03%
--------------------------------------------------------------------------------------------------------------------------
National                                    Mean  |                               178.20%
                                                  |-----------------------------------------------------------------------
                                           Median |                               160.41%
--------------------------------------------------------------------------------------------------------------------------
Recent Conversion                           Mean  |                                71.05%
                                                  |-----------------------------------------------------------------------
                                           Median |                                71.90%
--------------------------------------------------------------------------------------------------------------------------
Bank                                        Mean  |              66.67%            71.23%            75.02%         78.74%
--------------------------------------------------------------------------------------------------------------------------

Price-Assets Ratio
--------------------------------------------------------------------------------------------------------------------------
Comparable                                  Mean  |                                16.06%
                                                  |-----------------------------------------------------------------------
                                           Median |                                15.63%
--------------------------------------------------------------------------------------------------------------------------
State                                       Mean  |                                18.17%
                                                  |-----------------------------------------------------------------------
                                           Median |                                16.10%
--------------------------------------------------------------------------------------------------------------------------
National                                    Mean  |                                19.69%
                                                  |-----------------------------------------------------------------------
                                           Median |                                17.70%
--------------------------------------------------------------------------------------------------------------------------
Recent Conversion                           Mean  |                                16.79%
                                                  |-----------------------------------------------------------------------
                                           Median |                                17.00%
--------------------------------------------------------------------------------------------------------------------------
Bank                                        Mean  |               9.97%            11.56%            13.10%         14.82%
--------------------------------------------------------------------------------------------------------------------------

Exhibit 8                                              Appraisal - No Foundation


Valuation Parameters
--------------------
Prior Twelve Mos. Earning Base               Y
Period Ended September 30, 1997                                   $ 263 (1)

Pre-Conversion Book Value                    B
As of September 30, 1997                                        $ 2,959

Pre-Conversion Assets                        A
As of September 30, 1997                                       $ 39,192

Return on Money                              R                     3.48%(2)

Conversion Expenses                                               $ 341
                                             X                     6.82%(3)

Proceeds Not Invested                                             $ 600 (4)

Estimated ESOP Borrowings                                          $400
ESOP Purchases                               E                     8.00%(5)
Cost of ESOP Borrowings                                             $40 (5)
Cost of ESOP Borrowings                      S                     0.00%(5)
Amort of ESOP Borrowings                     T                       10 Years

Amort of MRP Amount                          N                        5 Years
Estimated MRP Amount                                              $ 200 (6)
MRP Purchases                                M                     4.00%
MRP Expense                                                        $ 40

Foundation Amount                                                   $ - (7)
Foundation Amount                            F                     0.00%
Foundation Opportunity Cost                                          $0
Tax Benefit                                  Z                       $0 (8)

Tax Rate                                    TAX                   37.00%

Percentage Sold                             PCT                  100.00%

Amount to be issued to Public                                    $5,000 (9)

Earnings Multiple (1 if stub period, 0 if full twelve months)        12        0


(1)  Net income for the twelve months ended September 30, 1997.
(2) Net Return assumes a reinvestment rate of 5.52 percent (the 1 year Treasury at September 30, 1997), and a tax rate of 37%.
(3) Conversion expenses reflect estimated expenses as presented in the offering document.
(4)  Includes Stock from ESOP and MRP.
(5)  Assumes ESOP is amortized straight line over 10 years.
(6)  Assumes MRP is amortized straight line over 5 years.
(7)  Not applicable.
(8)  Not Applicable.

                                                         Pro Forma Calculation

Calculation of Estimated Value (V) at Midpoint Value

3.     V=                  P/E*Y                          =        $5,000,000
        1-P/E*PCT*((1-X-E-M-F)*R-(1-TAX)*E/T-(1-TAX)*M/N)

2.    V=                 P/B*(B+Z)                        =        $5,000,000
                 1-P/B*PCT*(1-X-E-M-F)

1.     V=          P/A*A                                  =        $5,000,000
            1-P/A*PCT*(1-X-E-M-F)

                                                                               Pre Foundation
                                                   -----------------------------------------------------------------------
                                                                              Appraised Value
                                                   -----------------------------------------------------------------------
Conclusion                                                Minimum           Midpoint          Maximum       SuperMaximum *
                                                   -----------------------------------------------------------------------
 Total Shares                                               425,000           500,000           575,000           661,250
 Price per Share                                                $10               $10               $10               $10
 Full Conversion Value                                   $4,250,000        $5,000,000        $5,750,000        $6,612,500
 Exchange Shares                                                  0                 0                 0                 0
 Exchange Percent                                              0.00%             0.00%             0.00%             0.00%
 Conversion Shares                                          425,000           500,000           575,000           661,250
 Conversion Percent                                          100.00%           100.00%           100.00%           100.00%
 Gross Proceeds                                          $4,250,000        $5,000,000        $5,750,000        $6,612,500
 Exchange Value                                                  $0                $0                $0                $0
 Exchange Ratio                                               0.000             0.000             0.000             0.000
                                                   -----------------------------------------------------------------------

*  SuperMaximum is an overallotment option that is 15% above the maximum amount.

Exhibit 8                                              Appraisal - No Foundation


                                                                  Proforma Effect of Conversion Proceeds
                                                                         As of September 30, 1997
                                                                           (Dollars in Thousands)
------------------------------------------         -----------------------------------------------------------------------
| Conversion Proceeds                    |               Minimum          Midpoint           Maximum          SuperMax
------------------------------------------         -----------------------------------------------------------------------
Total Shares Offered                                            425               500               575               661
Conversion Shares Offered                                       425               500               575               661
Price Per Share                                                 $10               $10               $10               $10
                                                   -----------------------------------------------------------------------
Gross Proceeds                                               $4,250            $5,000            $5,750            $6,613
Plus: Value issued to Foundation            (9)                  $0                $0                $0                $0
                                                   -----------------------------------------------------------------------
Pro Forma Market Capitalization                              $4,250            $5,000            $5,750            $6,613
                                                   =======================================================================
Gross Proceeds                                               $4,250            $5,000            $5,750            $6,613
Less:  Est. Conversion Expenses                                $324              $341              $359              $378
                                                   =======================================================================
Net Proceeds                                                 $3,926            $4,659            $5,391            $6,235
                                                   =======================================================================
------------------------------------------
| Estimated Income from Proceeds         |
------------------------------------------
Net Conversion Proceeds                                      $3,926            $4,659            $5,391            $6,235
Less:  ESOP Adjustment                      (3)                $340              $400              $460              $529
Less:  MRP Adjustment                       (3)                $170              $200              $230              $265
                                                   -----------------------------------------------------------------------
Net Proceeds Reinvested                                      $3,416            $4,059            $4,701            $5,441
Estimated Incremental Rate of Return                           3.48%             3.48%             3.48%             3.48%
                                                   -----------------------------------------------------------------------
Estimated Incremental Return                                   $119              $141              $164              $189
Less:  Cost of ESOP                         (4)                  $0                $0                $0                $0
Less:  Amortization of ESOP                 (7)                 $21               $25               $29               $33
Less:  MRP Adjustment                       (7)                 $21               $25               $29               $33
                                                   -----------------------------------------------------------------------
Pro-forma Net Income                                            $77               $91              $106              $123
Earnings Before Conversion                                     $263              $263              $263              $263
                                                   -----------------------------------------------------------------------
Earnings Excluding Adjustment                                  $340              $354              $369              $386
Earnings Adjustment                         (6)                  $0                $0                $0                $0
                                                   -----------------------------------------------------------------------
Earnings After Conversion                                      $340              $354              $369              $386
------------------------------------------
| Pro-forma Net Worth                    |
------------------------------------------
Net Worth at September 30, 1997                             $ 2,959           $ 2,959           $ 2,959           $ 2,959
Net Conversion Proceeds                                       3,926             4,659             5,391             6,235
Plus: MHC Adjustment                        (7)                   0                 0                 0                 0
Plus:  After tax Foundation Contribution                          -                 -                 -                 -
Less:  ESOP Adjustment                      (1)                (340)             (400)             (460)             (529)
Less:  MRP Adjustment                       (2)                (170)             (200)             (230)             (265)
                                                   -----------------------------------------------------------------------
Pro-forma Net Worth                                          $6,375            $7,018            $7,660            $8,400
------------------------------------------
| Pro-forma Tangible Net Worth           |
------------------------------------------
Pro-forma Net Worth                                          $6,375            $7,018            $7,660            $8,400
Less:  Intangible                           (5)                  $0                $0                $0                $0
                                                   -----------------------------------------------------------------------
Pro-forma Tangible Net Worth                                 $6,375            $7,018            $7,660            $8,400
------------------------------------------
| Pro-forma Assets                       |
------------------------------------------
Total Assets at September 30, 1997                         $ 39,192          $ 39,192          $ 39,192          $ 39,192
Net Conversion Proceeds                                      $3,926            $4,659            $5,391            $6,235
Plus: MHC Adjustment                        (7)                   0                 0                 0                 0
Plus:  Tax Benefit of Foundation                                  -                 -                 -                 -
Less:  ESOP Adjustment                      (1)                (340)             (400)             (460)             (529)
Less:  MRP Adjustment                       (2)                (170)             (200)             (230)             (265)
                                                   -----------------------------------------------------------------------
Pro-forma Assets Excluding Adjustment                        42,608            43,251            43,893            44,633
Plus:  Adjustment                           (6)                   0                 0                 0                 0
                                                   -----------------------------------------------------------------------
Pro-forma Total Assets                                      $42,608           $43,251           $43,893           $44,633
                                                   -----------------------------------------------------------------------

Exhibit 8                                              Appraisal - No Foundation

                                                                   Proforma Effect of Conversion Proceeds
                                                                          As of September 30, 1997
                                                                           (Dollars in Thousands)
                                                   ---------------------------------------------------------------------------
                                                              Minimum          Midpoint           Maximum          SuperMax
                                                   ---------------------------------------------------------------------------
------------------------------------------
| Stockholder's Equity Per Share         |
------------------------------------------
Net Worth at September 30, 1997                                  $6.96             $5.92             $5.15             $4.47
Estimated Net Proceeds                                           $9.24             $9.32             $9.38             $9.43
Plus: MHC Adjustment                                             $0.00             $0.00             $0.00             $0.00
Plus:  Foundation Contribution                                   $0.00             $0.00             $0.00             $0.00
Less:  ESOP Stock                                               ($0.80)           ($0.80)           ($0.80)           ($0.80)
Less:  MRP Stock                                                ($0.40)           ($0.40)           ($0.40)           ($0.40)
                                                                ------            ------            ------            ------
Pro-forma Net Worth Per Share                                   $15.00            $14.04            $13.33            $12.70
Less:  Intangible                                                $0.00             $0.00             $0.00             $0.00
                                                                ------             -----             -----             -----
Pro-forma Tangible Net Worth Per Share                          $15.00            $14.04            $13.33            $12.70
------------------------------------------
| Net Earnings Per Share                 |
------------------------------------------
Historical Earnings Per Share               (8)                  $0.67             $0.57             $0.49             $0.43
Incremental return Per Share                (8)                  $0.30             $0.30             $0.31             $0.31
ESOP Adjustment Per Share                   (8)                 ($0.05)           ($0.05)           ($0.05)           ($0.05)
MRP Adjustment Per Share                    (8)                 ($0.05)           ($0.05)           ($0.05)           ($0.05)
Normalizing Adjustment Per Share                                 $0.00             $0.00             $0.00             $0.00
                                                                 -----             -----             -----             -----
Proforma Earnings Per Share                 (8)                  $0.87             $0.77             $0.70             $0.64
------------------------------------------
| Shares Utilized                        |
------------------------------------------
Shares Utilized                                                    394               464               534               613
------------------------------------------
| Pro-forma Ratios                       |
------------------------------------------
Price/EPS without Adjustment                                     11.49             12.99             14.29             15.63
Price/EPS with Adjustment                                        11.49             12.99             14.29             15.63
Price/Book Value per Share                                       66.67%            71.23%            75.02%            78.74%
Price/Tangible Book Value                                        66.67%            71.23%            75.02%            78.74%
Market Value/Assets                                               9.97%            11.56%            13.10%            14.82%
                                                   -----------------------------------------------------------------------

(1) ESOP Borrowings are deducted from net worth and assets, and amortized over 10 years.
(2) MRP Borrowings are omitted from net worth and assets, and amortized over 5 years.
(3)  Consists of ESOP and MRP amortization.
(4) The ESOP loan is from the Holding Company and therefore, there are no costs.
(5)  Not applicable.
(6)  Not applicable.
(7) ESOP and MRP are amortized over 10 and 5 years respectively, and tax impacted at 37%.
(8)  All EPS computations are done in accordance with SOP 93-6.
(9)  Not applicable.

Exhibit 8                                              Appraisal - No Foundation


Total Shares Offered                                            425               500               575               661
Price Per Share                                                 $10               $10               $10               $10
                                                   -----------------------------------------------------------------------
Gross Proceeds                                                4,250             5,000             5,750             6,613
Estimated Insider Purchases                                    -385              -385              -385              -385
ESOP Purchases                                                 -340              -400              -460              -529
                                                   -----------------------------------------------------------------------
Proceeds to Base Fee On                                       3,525             4,215             4,905             5,699
Underwriters Percentage                                        2.50%             2.50%             2.50%             2.50%
                                                   -----------------------------------------------------------------------
Underwriters Fee                                                 88               105               123               142
Advisory Fee                                                      0                 0                 0                 0
                                                   -----------------------------------------------------------------------
Total Underwriters Fee                                           88               105               123               142
All Other Expenses                                              236               236               236               236
                                                   -----------------------------------------------------------------------
Total Expense                                                   324               341               359               378

Shares Outstanding                                              425               500               575               661
Less:  New ESOP Adjustment                                       34                40                46                53
Less:  Old ESOP Adjustment                  (1)                   0                 0                 0                 0
Plus:  New SOP 93-6 ESOP Shares             (2)                   3                 4                 5                 5
Plus:  Old SOP 93-6 ESOP Shares             (2)                   0                 0                 0                 0
Shares for all EPS Calculations                                 394               464               534               613


Dilution of Stock Options                                                       10.78%
Dilution of MRP                                                                  4.31%

                                                                              Post Foundation
                                                   -----------------------------------------------------------------------
                                                                              Appraised Value
                                                   -----------------------------------------------------------------------
Conclusion                                                 Minimum          Midpoint           Maximum        SuperMaximum
                                                   -----------------------------------------------------------------------
 Shares Issued and Exchanged                                425,000           500,000           575,000           661,250
 Price per Share                                                $10               $10               $10               $10
 Shares Issued to Foundation                                      -                 -                 -                 -
 Total Shares                                               425,000           500,000           575,000           661,250
 Exchange Shares                                                  -                 -                 -                 -
 Conversion Shares                                          425,000           500,000           575,000           661,250
 Implied Exhange Ratio                                            -                 -                 -                 -
 Gross Proceeds                                          $4,250,000        $5,000,000        $5,750,000        $6,612,500
 Exchange Value                                                  $0                $0                $0                $0
                                                   -----------------------------------------------------------------------

MRP Dilution
Shares Outstanding                                              425               500               575               661
Less:  New ESOP Adjustment                                       34                40                46                53
Plus:  New MRP issued                       (1)                  17                20                23                27
Plus:  New SOP 93-6 ESOP Shares             (2)                   3                 4                 5                 5
                                            (2)
Shares for all EPS Calculations                                 411               484               557               640
EPS                                                          $ 0.84            $ 0.75            $ 0.68            $ 0.62

BV/Share                                                     $14.42            $13.50            $12.81            $12.21

Exhibit 8                                              Appraisal - No Foundation

Option dilution
Shares Outstanding                                              425               500               575               661
Less:  New ESOP Adjustment                                       34                40                46                53
Plus:  Options                              (1)                  43                50                58                66
Plus:  New SOP 93-6 ESOP Shares             (2)                   3                 4                 5                 5
                                            (2)
Shares for all EPS Calculations                                 437               514               592               679
EPS                                                          $ 0.78            $ 0.69            $ 0.62            $ 0.57

BV/Share                                                     $14.55            $13.67            $13.02            $12.46


Aftertax expense                                                 $0                $0                $0                $0

EPS                                                           $0.87             $0.77             $0.70             $0.64

Adjusted EPS                                                   0.86              0.76              0.69              0.63


                                    Exhibit 9

                                     FinPro
----------------------------
|                          |
|      About the Firm      |
|                          |
----------------------------

FinPro, Inc. was established in 1988 as a full service management consulting firm specializing in providing advisory services to the Financial Institutions Industry. FinPro provides management advisory services for Banks, Thrifts, Finance Companies and NonBank Banks. Additionally, FinPro has performed work for the Federal Bankruptcy Court, Federal Deposit Insurance Corporation, Office of Thrift Supervision and the Resolution Trust Corporation. FinPro is recognized as an expert in banking and in loan analysis by the Federal Bankruptcy Court.

FinPro is independently owned, not associated or affiliated with any transaction oriented firm. This provides FinPro with an unbiased platform from which to make analytical recommendations. FinPro believes that a client deserves to be told all of the alternatives, along with their associated benefits and downsides and that a decision should be made on its merits. This uniquely positions FinPro as an objective third party willing to suggest the unpopular strategies, unlike its competitors who rely on a transaction to get paid.

FinPro is headquartered in Liberty Corner, New Jersey and has a branch office in Buffalo, New York. FinPro focuses geographically on the Mid-Atlantic region, but has performed work in all other regions across the nation.

FinPro principals are frequent speakers and presenters at financial institution trade association functions. In addition, FinPro designed the Statistical Report Analysis currently produced quarterly by the New Jersey Savings League for its members. FinPro also hosts a tri-annual Presidents Breakfast for Presidents of New Jersey Community Banks.

FinPro maintains a library of databases encompassing bank and thrift capital markets data, census data, branch deposit data, national peer data, market research data along with many other related topics. As such, FinPro can provide quick, current and precise analytical assessments based on timely data. In addition, FinPros geographic mapping capabilities give it a unique capability to thematically illustrate multiple issues and to provide targeted marketing opportunities to its clients.

FinPro, Inc.
About the Firm                                                           Page: 2
--------------------------------------------------------------------------------

FinPro has also designed and built PC-based software programs to utilize as tools in its work. Examples include:

     o A proprietary software program (LaRS Registered) to perform loan review analytics.

     o    A duration based asset/liability model.

     o A five year strategic planning, three year business planning, and one year budgetary model that completely simulates an entire institution.

     o    A branch and product profitability model.

     o    A market  performance  grid and branch  improvement  grid  model.

Using systems such as these, FinPro provides state-of-the-art end products in all of its product and service areas.

FinPro, Inc.
About the Firm                                                           Page: 3
--------------------------------------------------------------------------------

----------------------------
|                          |
  Key Player  Biographies  |
|                          |
----------------------------

Donald  J. Musso - Managing Director and  President

     Donald founded FinPro, Inc. in 1987 as a consulting and investment banking firm located in New Jersey that specializes in providing advisory services to the financial institutions industry. Mr. Musso has a broad background in capital markets, bank valuations, enhancing franchise value, corporate finance, mergers and acquisitions, asset/liability management, strategic planning, market feasibility and differentiation, branch acquisition, sales, consolidation and profitability, financial modeling and analysis, balance sheet restructuring, product and segment profitability, business development and project management. Besides his consulting experience, he has solid industry experience, having worked for two $10 billion plus east coast financial institutions.

     Mr. Musso has provided expert testimony on financial institutions matters for the Federal Bankruptcy Court, the Office of Thrift Supervision and the United States Attorneys Office.

     He is a frequent speaker on Financial Institution related topics and has assisted trade groups in various activities.

     Prior to establishing FinPro, Donald had direct industry experience having managed the Corporate Planning and Mergers and Acquisitions departments for Meritor Financial Group, a $20 billion institution in Philadelphia. Before that, he had responsibility for the banking, thrift and real estate consulting practice in the State of New Jersey for Deloitte Haskins & Sells.

     Donald has a B.S. in Finance from Villanova University and a M.B.A. in Finance from Fairleigh Dickenson University.

FinPro, Inc.
About the Firm                                                           Page: 4
--------------------------------------------------------------------------------


Steven P. Musso - Managing Director

          Steve joined FinPro in 1989 and is one of the founding members of the firm. He has extensive experience in performing a wide array of market feasibility studies, branch profitability analysis, CRA analysis, loan reviews and work-outs and strategic planning engagements.

          Steve manages the FinPro office in Western New York. Additionally, he is responsible for managing many strategic planning, loan reviews, market feasibility and CRA engagements.

          Steve is responsible for the development of FinPros CRA, market feasibility and Loan Review products.

          Steve is currently a licensed  real estate agent in New Jersey.  Prior
          to  joining   FinPro  he  practiced   real  estate  in   Philadelphia,
          Pennsylvania.

          Mr. Musso has a B.S. in Finance from Syracuse University.

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FinPro, Inc.
About the Firm                                                           Page: 5
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Kenneth G. Emerson, CPA - Director

          Ken joined FinPro in October 1996 and has concentrated on bank valuations, strategic plans, and branch profitability. His twelve years of experience at banks and brokerage firms, with respect to accounting, reporting, and information systems serve him well in this capacity. Kens prior employers include Summit Bancorp, Valley Savings Bank, Howard Savings Bank, Carteret Mortgage Company, CIT Data Corp., and Mahler & Emerson Inc. While at those institutions his responsibilities included asset/liability, cash, back office, operations, objective, and LAN management, in addition to regulatory reporting (FRB, FDIC, OTS, State of New Jersey Department of Banking, and NASD), SEC reporting, shareholder reporting, budgeting, acquisitions, sales, conversions, interfaces, and FASB implementation.

          Mr. Emerson has a B.A. in Accounting from Franklin & Marshall College.

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FinPro, Inc.
About the Firm                                                           Page: 6
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Dennis E. Gibney - Senior Financial Analyst

          Dennis has been concentrating on the firms asset/liability products. Market feasibility, competitive analysis, branch profitability and branch sales/acquisitions are other areas of specialization.

          Dennis joined the firm in June of 1996. He received a B.S. from Babson College with a triple-major in Finance, Investments and Economics. Prior to joining the firm, Dennis received broad based experience in
          the  securities   industry

          Dennis worked for Merrill Lynch & Co. supporting their Mortgage-Backed trading desk in New York as an Allocations Specialist and for Sandler ONeill & Partners, where he provided sales and trade support.